Filed pursuant to Rule 424(b)(3)

File No. 333-126006

Yellow Roadway Corporation

Offer to Exchange

Senior Floating Rate Notes due 2008, Series B

that have been registered under the Securities Act of 1933

for

any and all outstanding unregistered

Senior Floating Rate Notes due 2008

($150,000,000 principal amount outstanding)

The Exchange Offer

The exchange offer expires at 5:00 p.m., New York City time, on August 23, 2005, unless extended.

The exchange offer is not conditioned upon the tender of any minimum aggregate amount of the outstanding unregistered Senior Floating Rate Notes due 2008, which we refer to in this prospectus as the outstanding notes.

All of the outstanding notes tendered according to the procedures set forth in this prospectus and not withdrawn will be exchanged for an equal principal amount of registered Senior Floating Rate Notes due 2008, Series B, which we refer to as the exchange notes.

The exchange offer is not subject to any condition other than that it not violate applicable laws or any applicable interpretation of the staff of the Securities and Exchange Commission, and that no judicial or administrative proceeding be pending or shall have been threatened that would limit us from proceeding with the exchange offer.

The Exchange Notes

The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that we have registered the issuance of the exchange notes with the Securities and Exchange Commission. In addition, the exchange notes will not be subject to the transfer restrictions applicable to the outstanding notes. We will not apply for listing of the exchange notes on any securities exchange or arrange for them to be quoted on any quotation system.

The exchange notes will be our unsecured senior obligations and will rank equally in right of payment with our existing and future senior indebtedness and senior to all of our existing and future subordinated debt. Our obligations under the exchange notes will be guaranteed by certain of our existing and future subsidiaries.

Interest on the exchange notes will accrue from August 15, 2005 or, if later, from the most recent date of payment of interest on the outstanding notes, and is payable on each February 15, May 15, August 15 and November 15. The exchange notes will mature on May 15, 2008.

We urge you to carefully review the risk factors beginning on page 14 of this prospectus, which you should consider in connection with the exchange offer and an investment in the exchange notes.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The company has agreed that, for a period of 180 days after the expiration date (as defined herein), it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 15, 2005.

You should rely only on the information contained or incorporated in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell the exchange notes. The information in this document may only be accurate as of the date of this document.

We are not making any representation to any holder of the outstanding notes regarding the legality of an investment in the exchange notes under any legal investment or similar laws or regulations. We are not providing you with any legal, business, tax or other advice in this prospectus. You should consult your own advisors as needed to assist you in making your investment decision and to advise you whether you are legally permitted to invest in the exchange notes.

You must comply with all laws that apply to you in any place in which you buy, offer or sell any exchange notes or possess this prospectus. You must also obtain any consents or approvals that you need in order to purchase the exchange notes. We and the initial purchasers are not responsible for your compliance with these legal requirements.

We are not making an offer to sell, or a solicitation of an offer to buy, the exchange notes or the outstanding notes in any jurisdiction where, or to any person to or from whom, the offer or sale is not permitted.

We urge you to contact us with any questions about this exchange offer or if you require additional information to verify the information contained in this prospectus.

The federal securities laws prohibit trading in our securities while in possession of material non-public information with respect to our company.

i

NOTICE TO NEW HAMPSHIRE RESIDENTS

Neither the fact that a registration statement or an application for a license has been filed under Chapter 421-B of the New Hampshire Revised Statutes with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the Secretary of State that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that an exemption or exception is available for a security or a transaction means that the Secretary of State has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

We sold the outstanding notes to Credit Suisse First Boston LLC, J.P. Morgan Securities Inc., Banc of America Securities LLC, Piper Jaffray & Co. and Wachovia Capital Markets, LLC, as the initial purchasers, on May 24, 2005, in transactions not registered under the Securities Act of 1933, in reliance on the exemption provided under Section 4(2) of the Securities Act. The initial purchasers placed the outstanding notes with qualified institutional buyers (as defined in Rule 144A under the Securities Act) (Qualified Institutional Buyers, or QIBs), each of whom agreed to comply with certain transfer restrictions and other restrictions. Accordingly, the outstanding notes may not be reoffered, resold or otherwise transferred in the United States unless such transaction is registered under the Securities Act or an applicable exemption from the registration requirements of the Securities Act is available. We are offering the exchange notes by this prospectus in order to satisfy our obligations under a registration rights agreement among Yellow Roadway, certain of our subsidiary guarantors and the initial purchasers.

The outstanding notes were initially represented by two global notes (the Old Global Notes) in registered form, registered in the name of Cede & Co., as nominee for The Depository Trust Company (DTC, or the Depositary), as depositary. The exchange notes exchanged for outstanding notes represented by the Old Global Notes will be initially represented by one or more global exchange notes (the “Exchange Global Notes”) in registered form, registered in the name of the Depositary. See “Book-entry; delivery and form”. Unless otherwise indicated, references in this prospectus to Global Notes shall be references to the Old Global Notes and the Exchange Global Notes.

Based on an interpretation of the SEC, exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (1) a broker-dealer who purchased such outstanding notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (2) a person that is our “affiliate” (within the meaning of Rule 405 of the Securities Act)), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such holder is acquiring the exchange notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes. Holders of outstanding notes wishing to accept the exchange offer must represent to us that such conditions have been met.

The exchange notes will be a new issue of securities for which there currently is no market. The initial purchasers are not obligated to make a market in the exchange notes, and any such market making may be discontinued at any time without notice. Because the outstanding notes were issued, and the exchange notes are being issued, to a limited number of institutions who typically hold similar securities for investment, we do not expect that an active public market for the exchange notes will develop. Accordingly, there can be no assurance as to the development, liquidity or maintenance of any market for the exchange notes on any securities exchange or for quotation through the Nasdaq Stock Market. See “Risk Factors”.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the following SEC public reference room:

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The Yellow Roadway common stock is traded on Nasdaq National Market under the symbol “YELL”, and our SEC filings can also be read at the following address:

Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006

Our SEC filings are also available to the public on the SEC’s internet website at http://www.sec.gov and on our website at http://www.yellowroadway.com.

In this prospectus, we “incorporate by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any filings after the date of this prospectus and until the exchange offer is complete. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement.

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (including the financial statements filed as Exhibits 99.1 and 99.2 thereto).

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005.

•	Our Current Reports on Form 8-K filed on February 28, 2005 (excluding the information that was furnished, but not filed, pursuant to Item 7.01), April 25, 2005, May 2, 2005, May 20, 2005 (excluding the information that was furnished, but not filed, pursuant to Item 7.01) and May 26, 2005, as amended.

•	Our definitive proxy statement filed on April 1, 2005.

Not all of our SEC filings are incorporated by reference in this prospectus, and investors should not rely on information contained in these filings except to the extent those filings are expressly incorporated by reference in this prospectus.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated by reference in this prospectus. Requests for such copies should be directed to the following address and telephone number:

Yellow Roadway Corporation

10990 Roe Avenue

Overland Park, Kansas 66211

(913) 696-6100

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “expect”, “will”, “look forward to” and similar expressions are intended to identify forward-looking statements.

The expectations set forth in this prospectus and the documents incorporated by reference regarding, among other things, accretion, returns on invested capital, achievement of annual savings and synergies, achievement of strong cash flow, sufficiency of cash flow to fund capital expenditures and achievement of debt reduction targets are only our expectations regarding these matters. Actual results could differ materially from these expectations depending on factors such as:

•	the factors described under “Risk Factors” beginning on page 14 of this prospectus;

•	the factors that generally affect our business as further outlined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2004 and this prospectus, including inflation, labor relations (i.e., disruptions, strikes or work stoppages), inclement weather, availability of fuel and the price of fuel as it affects the general economy, competitor pricing activity and the general impact of competition, expense volatility, capacity levels in the freight transportation industry, changes in and customer acceptance of new technology, changes in equity and debt markets, our ability to control costs and uncertainties concerning the impact terrorist activities may have on the economy and the freight transportation industry, the state of international, national and regional economies and the success or failure of our operating plans, including our ability to manage growth; and

•	the fact that, following our recent acquisition of USF Corporation, our actual results could differ materially from the expectations set forth in this prospectus and the documents incorporated by reference depending on additional factors such as:

–	our cost of capital;

–	our ability to identify and implement cost savings, synergies and efficiencies in the time frame needed to achieve these expectations;

–	any loss of customers or suppliers that we may suffer as a result of the merger;

–	any loss of employees or increased operating costs related to USF’s non-union employees and labor activities or the merger;

–	our actual capital needs, the absence of any material incident of property damage or other hazard that could affect the need to effect capital expenditures and any currently unforeseen merger or acquisition opportunities that could affect capital needs; and

–	the costs incurred in implementing synergies including, but not limited to, our ability to terminate, amend or renegotiate prior contractual commitments of Yellow Roadway and USF.

Our plans regarding the maintenance of the separate Yellow Roadway and USF brands and networks, the focus on administrative and back office synergies and workforce rationalizations are only our current plans and intentions regarding these matters. Actual actions that we may take may differ from time to time as we may deem necessary or advisable in the best interest of the combined company and our stockholders to attempt to achieve the successful integration of the companies, the synergies needed to make the transaction a financial success and to react to the economy and the market for our transportation services.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents we have incorporated by reference. We will not update these statements unless the securities laws require us to do so.

SUMMARY

The following summary is qualified in its entirety by information contained elsewhere or incorporated by reference in this prospectus. The summary may not contain all the information that may be important to you. You should read this entire prospectus, including the financial data and related notes and the incorporated documents to which we have referred you, before making an investment decision. The terms “Yellow Roadway”, the “company”, “we”, “our” and “us” in this prospectus refer to Yellow Roadway Corporation and its subsidiaries, unless the context otherwise requires.

On May 24, 2005, Yellow Roadway completed the acquisition, through a subsidiary merger, of USF Corporation. The term “merger” in this prospectus means the May 24, 2005 merger between USF and a subsidiary of Yellow Roadway, as further described below, unless the context otherwise requires. The term “USF” in this prospectus refers to USF Corporation and its subsidiaries prior to the merger, unless the context otherwise requires. The term “merger agreement “in this prospectus refers to the merger agreement relating to the merger, unless the context otherwise requires.

You should pay special attention to the “Risk Factors” beginning on page 14 of this prospectus.

Our Company

Yellow Roadway Corporation is one of the largest transportation service providers in the world. Through our subsidiaries, including among others Yellow Transportation, Roadway Express, USF Holland, USF Reddaway, New Penn Motor Express, and Meridian IQ, we provide a wide range of transportation and logistics services integrated by technology. The Yellow Roadway portfolio of brands provided through Yellow Roadway Corporation subsidiaries represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. We do business through our operating subsidiaries under the names Yellow Transportation, Roadway Express, YRC Regional Transportation and Meridian IQ.

On December 11, 2003, we successfully closed the acquisition of Roadway Corporation (“Roadway”). Roadway became Roadway LLC (“Roadway Group”) and a subsidiary of Yellow Roadway. Consideration for the acquisition included approximately $494 million in cash and approximately 18.0 million shares of Yellow Roadway common stock for a total purchase price of approximately $1.1 billion.

Since the closing of the Roadway transaction, Yellow Roadway has successfully executed its stated objectives of maintaining the distinct brands of Yellow Transportation, Roadway Express and New Penn Motor Express in the transportation marketplace, while at the same time successfully realizing many of the cost savings and operational synergies that the companies had identified during their discussions leading up to the transaction.

On May 24, 2005, we successfully closed the acquisition of USF, which became a subsidiary of Yellow Roadway. Consideration for the acquisition included approximately $835 million in cash and approximately 9 million shares of Yellow Roadway common stock for a total purchase price of approximately $1.3 billion. See “—The Merger with USF Corporation” below.

Similar to the Roadway transaction, Yellow Roadway plans on maintaining distinct brands and has identified potential for cost savings and operational synergies in the USF transaction.

This strategy of maintaining distinct brands in the transportation marketplace has allowed Yellow Roadway to maintain customer loyalty and achieve improved financial results in what remains the very competitive and fractured transportation industry. The successes that Yellow Roadway has realized by successfully executing the strategy are helping it to achieve one of its primary strategic goals of providing a full portfolio of highly efficient transportation services to all of its customers.

We employ over 70,000 people and our principal executive offices are located at 10990 Roe Avenue, Overland Park, Kansas 66211, where our telephone number is (913) 696-6100.

The Merger with USF Corporation

General

On May 24, 2005, we successfully closed the acquisition of USF, which became a subsidiary of Yellow Roadway. Consideration for the acquisition included approximately $835 million in cash and approximately 9 million shares of Yellow Roadway common stock for a total purchase price of approximately $1.3 billion.

USF has historically provided comprehensive supply chain management services in four business segments through its operating subsidiaries. In the less-than-truckload segment, carriers provided regional and inter-regional delivery throughout the United States, certain areas of Canada and throughout Mexico. USF’s truckload segment offered premium regional and national truckload services. USF’s logistics segment provided dedicated fleet, cross-dock operations, supply chain management, contractual warehousing and domestic ocean freight forwarding services throughout the United States, Canada and Mexico. USF’s corporate and other segment performed support activities for its business segments including executive, information technology, corporate sales and various financial management functions. Principal subsidiaries in USF’s less-than-truckload segment were USF Holland Inc., USF Bestway Inc., USF Reddaway Inc. and USF Dugan Inc. USF Glen Moore Inc. was USF’s truckload carrier. Logistics consisted of USF Logistics Services Inc.

In reaching its decision to enter into the merger agreement with USF, the Yellow Roadway board considered among other factors:

•	The complementary operations and capabilities of the combined company with the increased scale (including expected combined revenue in excess of $9 billion per year), strong financial base and market reach necessary to increase stockholder value and enhance customer service. Specifically, we believe that the merger will allow us to:

–	enhance our position in the highly competitive domestic and global transportation marketplace;

–	continue to invest and grow the brands of both companies;

–	implement best practices over a broader customer base;

–	leverage service capabilities and technologies for the benefit of customers, allowing the costs of improvements to spread out over a larger revenue base for the benefit of customers; and

–	introduce additional non-asset-based transportation management services and next-day less-than-truckload services to a broader customer base.

•	The potential for the merger to accelerate the portfolio strategy of offering a broad range of services for business to business transportation decision makers.

•	The opportunity to allow each company to more effectively compete against the industry’s leading integrated service providers, specifically United Parcel Service, Inc., FedEx Corporation, DHL, CNF Inc., Overnite Corporation and Arkansas Best Corporation.

•	The creation of a more competitive position against other competitors, such as third party logistics providers, freight forwarders/consolidators and truckload competitors.

•	Expected combination benefits, including cost savings. We expect to realize approximately $40 million in net synergies within the twelve months following the merger, along with run rate annual synergies of $80 million after the first twelve months with the possibility of additional cost synergies, as well as revenue synergies, in the longer-term. See “Cautionary Statement Regarding Forward-Looking Information” on page iv of this prospectus.

•	The near-term and long-term earnings per share and cash flow of the combined entity compared to Yellow Roadway on a standalone basis. We expect the transaction to be accretive to earnings per share within 12 months after closing and provide a return in excess of its weighted average cost of capital on a consolidated basis in the second year. See “Cautionary Statement Regarding Forward-Looking Information” on page iv of this prospectus.

Recent Financings

In connection with the merger, we entered into an amended and restated receivables financing facility secured by certain receivables of Yellow Transportation, Roadway Express, USF Holland Inc. and USF Reddaway Inc. (“ABS Facility”). Aggregate amounts available under the amended and restated ABS Facility were increased to $650 million. We also amended and restated our senior unsecured revolving credit facility (“Revolving Credit Facility”) to provide a revolving loan up to the maximum limit of $850 million and issued the outstanding notes. The cash portion of the merger consideration and our capital and liquidity needs (including refinancing of certain existing indebtedness of Yellow Roadway and USF) were financed with a combination of proceeds from the sale of the outstanding notes, borrowings under the ABS Facility and the Revolving Credit Facility and cash on hand. See “Use of Proceeds” and “Description of Certain Other Indebtedness”.

Following consummation of the USF merger, USF and its subsidiaries continue to be obligated on USF’s $150 million aggregate principal amount of 8.5% senior notes due April 15, 2010, and USF’s $100 million aggregate principal amount of 6.5% senior notes due May 1, 2009. Yellow Roadway will provide a parent guarantee of both series of notes. See “Description of Certain Other Indebtedness”.

The Exchange Offer

Background of the Outstanding Senior Floating Rate Notes

Yellow Roadway Corporation issued $150 million aggregate principal amount of Senior Floating Rate Notes due 2008 to Credit Suisse First Boston LLC, J.P. Morgan Securities Inc., Banc of America Securities LLC, Piper Jaffray & Co. and Wachovia Capital Markets, LLC, as the initial purchasers, on May 24, 2005. The initial purchasers then sold the outstanding notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because they were sold pursuant to exemptions from registration, the outstanding notes are subject to transfer restrictions.

In connection with the issuance of the outstanding notes, we entered into a registration rights agreement in which we agreed to deliver to you this prospectus and to use our reasonable best efforts to complete the exchange offer or to file and cause to become effective a registration statement covering the resale of the outstanding notes.

The Exchange Offer

We are offering to exchange up to $150 million principal amount of exchange notes for an identical principal amount of the outstanding notes. The outstanding notes may be exchanged only in $1,000 increments. The terms of the exchange notes are identical in all material respects to the outstanding notes except that the exchange notes have been registered under the Securities Act. Because we have registered the exchange notes, the exchange notes will not be subject to transfer restrictions and holders of exchange notes will have no registration rights.

Resale of Exchange Notes

We believe you may offer, sell or otherwise transfer the exchange notes you receive in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you acquire the exchange notes you receive in the exchange offer in the ordinary course of your business;

•	you are not participating in, and have no understanding with any person to participate in, the distribution of the exchange notes issued to you in the exchange offer; and

•	you are not an affiliate of ours.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for the outstanding notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes issued in the exchange offer. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.

Expiration Date

5:00 p.m., New York City time, on August 23, 2005 unless we extend the exchange offer. It is possible that we will extend the exchange offer until all of the outstanding notes are tendered. You may withdraw the outstanding notes you tendered at any time before 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer—Expiration Date; Extensions; Amendments”.

Withdrawal Rights

You may withdraw the outstanding notes you tender by furnishing a notice of withdrawal to the exchange agent or by complying with applicable Automated Tender Offer Program (ATOP) procedures of The Depositary Trust Company (DTC) at any time before 5:00 p.m., New York City time on the expiration date. See “The Exchange Offer—Withdrawal of Tenders”.

Accrual of Interest on the Exchange Notes and the Outstanding Notes

The exchange notes will bear interest from August 15, 2005 or, if later, from the most recent date of payment of interest on the outstanding notes. Accordingly, holders of outstanding notes that are accepted for exchange will not receive interest that is accrued but unpaid on the outstanding notes at the time of tender.

Conditions to the Exchange Offer	The exchange offer is subject only to the following conditions:

•	the compliance of the exchange offer with securities laws;

•	the proper tender of the outstanding notes;

•	the representation by the holders of the outstanding notes that they are not our affiliates, that the exchange notes they will receive are being acquired by them in the ordinary course of business and that at the time the exchange offer is completed the holders had no plans to participate in any distribution of the exchange notes; and

•	no judicial or administrative proceeding is pending or shall have been threatened that would limit us from proceeding with the exchange offer.

Representations and Warranties	By participating in the exchange offer, you represent to us that, among other things:

•	you will acquire the exchange notes you receive in the exchange offer in the ordinary course of your business;

•	you are not participating in, and have no understanding with any person to participate in, the distribution of the exchange notes issued to you in the exchange offer; and

•	you are not an affiliate of ours or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Procedures for Tendering our Outstanding Notes	To accept the exchange offer, you must send the exchange agent either

•	a properly completed and executed letter of transmittal; or

•	a computer-generated message transmitted by means of DTC’s ATOP system that, when received by the exchange agent will form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal;

and either

•	a timely confirmation of book-entry transfer of your outstanding notes into the exchange agent’s account at DTC; or

•	the documents necessary for compliance with the guaranteed delivery procedures described below.

Other procedures may apply to holders of certificated notes. For more information, see “The Exchange Offer—Procedures for Tendering”.

Tenders by Beneficial Owners

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender those outstanding notes in the exchange offer, please contact the registered holder as soon as possible and instruct that holder to tender on your behalf and comply with the instructions in this prospectus.

Guaranteed Delivery Procedures

If you are unable to comply with the procedures for tendering, you may tender your outstanding notes according to the guaranteed delivery procedures described in this prospectus under the heading “The Exchange Offer—Guaranteed Delivery Procedures”.

Acceptance of the Outstanding Notes and Delivery of the Exchange Notes

If the conditions described under “The Exchange Offer—Conditions” are satisfied, we will accept for exchange any and all outstanding notes that are properly tendered before 5:00 p.m., New York City time, on the expiration date.

Effect of Not Tendering

Any of the outstanding notes that are not tendered and any of the outstanding notes that are tendered but not accepted will remain subject to restrictions on transfer. Since the outstanding notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of an exemption from registration. Upon completion of the exchange offer, we will have no further obligation, except under limited circumstances, to provide for registration of the outstanding notes under the federal securities laws.

Accounting Treatment	We will not recognize a gain or loss for accounting purposes as a result of the exchange offer.

Federal Income Tax Considerations

The exchange of outstanding notes for exchange notes will not be a taxable transaction for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations” for a discussion of U.S. federal income tax considerations we urge you to consider before tendering the outstanding notes in the exchange offer.

Exchange Agent	SunTrust Bank is serving as exchange agent for the exchange offer. The address for the exchange agent is listed under “The Exchange Offer—Exchange Agent”.

The Exchange Notes

The form and terms of the exchange notes to be issued in the exchange offer are the same as the form and terms of the outstanding notes except that the exchange notes will be registered under the Securities Act and, accordingly, will not bear legends restricting their transfer. The notes issued in the exchange offer will evidence the same debt as the outstanding notes, and both the outstanding notes and the exchange notes will be governed by the same indenture. In this document, the terms “notes” refer to both the outstanding notes and the exchange notes. We define certain capitalized terms used in this summary in the “Description of the Exchange Notes—Certain Definitions” section of this prospectus.

Issuer	Yellow Roadway Corporation, a Delaware corporation.

Securities Offered	$150,000,000 aggregate principal amount of Senior Floating Rate Notes due 2008, Series B.

Maturity Date	The notes will mature on May 15, 2008.

Interest

The notes will bear interest at a floating rate based on the London Interbank Offered Rate, or LIBOR, payable quarterly in arrears, on February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 2005. Interest will accrue from the date interest was most recently paid on the outstanding notes surrendered for exchange.

Guarantees	The notes will be guaranteed, jointly and severally, on a senior unsecured basis, by certain of our existing and future subsidiaries. See “Description of the Exchange Notes—Guaranties”.

Ranking	The notes and the guarantees will be senior unsecured obligations and will:

•	rank equally in right of payment with our and our guarantors’ existing and future senior indebtedness;

•	rank senior in right of payment to our and our guarantors’ existing and future subordinated indebtedness; and

•	be effectively subordinated to our and our guarantors’ secured indebtedness to the extent of the value of the assets securing such indebtedness.

The notes and the guarantees also will be effectively junior to indebtedness and other liabilities of our subsidiaries that are not guarantors.

As of March 31, 2005, after giving effect to the merger, the offering of the outstanding notes and the financing under our amended and restated ABS Facility financing and the application of the net proceeds therefrom, each as described in “Unaudited Condensed Combined Pro Forma Financial Data”, our total outstanding consolidated indebtedness would have been $1.6 billion, including $555 million of indebtedness under our ABS Facility incurred by one of our subsidiaries that is not a guarantor of the notes. As of that date, and after taking the same factors into account, none of our indebtedness would have been subordinated to the notes.

Optional Redemption

The notes will be redeemable, in whole or in part, at any time on and after November 15, 2006 at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of such redemption. See “Description of the Exchange Notes—Optional Redemption”.

Restrictive Covenants	The indenture governing the notes contains covenants that limit:

•	our and certain of our subsidiaries’ ability to grant liens on stock or indebtedness of certain of our subsidiaries; and

•	our ability to merge or consolidate with other companies or transfer all or substantially all of our assets.

These covenants are subject to important limitations and exceptions as described under “Description of the Exchange Notes—Certain Covenants”.

Exchange Offer; Registration Rights

Under a registration rights agreement to be entered into as part of this offering, we have agreed to file an exchange offer registration statement to exchange the outstanding notes for publicly registered notes with identical terms. The registration statement of which this prospectus is a part was filed to comply with our obligations under the registration rights agreement. We also have agreed to file a shelf registration statement to cover resales of the outstanding notes under certain circumstances. If we fail to satisfy certain of our obligations under the registration rights agreement, we have agreed to pay additional interest to the holders of the outstanding notes. See “Description of the Exchange Notes—Registered Exchange Offer; Registration Rights”.

Use of Proceeds

We will not receive any cash proceeds from the exchange offer. The proceeds from the sale of the outstanding notes, together with borrowings from the ABS Facility and cash on hand, were used to pay the cash portion of the merger consideration required to consummate the merger. See “Use of Proceeds”.

Risk Factors

Investing in the notes involves substantial risks. See “Risk Factors” beginning on page 14 for a discussion of certain factors you should consider in evaluating an investment in the notes and participation in the exchange offer.

Summary Historical and Unaudited Pro Forma Financial Data

Summary Yellow Roadway Historical Financial Data

We derived the following historical information from our audited consolidated financial statements for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 and from our unaudited consolidated financial statements for the three months ended March 31, 2004 and 2005. The unaudited consolidated financial statements have been prepared on a basis consistent with the audited financial statements and include, in the opinion of management, all normal recurring adjustments necessary for a fair presentation of the information. Operating results for the three months ended March 31, 2005 are not necessarily indicative of the results that will be achieved for future periods. You should read this information in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q incorporated by reference in this prospectus.

	Year Ended December 31,						Three Months Ended March 31,
	2000*	2001*	2002*		2003**	2004**	2004**	2005**
							(unaudited)	(unaudited)
	(in thousands, except per share data)
Results of Operations:
Revenue	$2,799,131	$2,505,070	$2,624,148		$3,068,616	$6,767,485	$1,552,135	$1,677,961

Operating expenses:
Salaries, wages and employees’ benefits	1,767,926	1,638,662	1,717,382		1,970,440	4,172,144	993,550	1,033,447
Operating expenses and supplies	431,336	398,054	385,522		449,825	1,011,864	238,357	256,457
Operating taxes and licenses	81,259	75,637	75,737		83,548	169,374	40,565	42,819
Claims and insurance	61,535	56,999	57,197		67,670	132,793	30,013	28,862
Depreciation and amortization	78,587	76,977	79,334		87,398	171,468	40,606	45,968
Purchased transportation	266,113	215,131	253,677		318,176	752,788	167,264	183,653
(Gains) losses on property disposals, net	(14,372)	(186)	425		(167)	(4,547)	462	(3,234)
Acquisition, spin-off and reorganization charges	—	5,601	8,010		3,124	—	—	—

Total operating expenses	2,672,384	2,466,875	2,577,284		2,980,014	6,405,884	1,510,817	1,587,972

Operating income	126,747	38,195	46,864		88,602	361,601	41,318	89,989

Income from continuing operations before income taxes	105,127	17,359	37,586		66,814	297,663	29,528	80,603
Income from continuing operations	61,605	10,589	23,973		40,683	184,327	18,156	49,893
Net income (loss)	68,018	15,301	(93,902	)(1)	40,683	184,327	18,156	49,893
Diluted earnings per share from continuing operations	$2.49	$0.43	$0.84		$1.33	$3.75	$0.38	$0.96
Average diluted shares outstanding	24,787	24,679	28,371		30,655	49,174	48,246	52,193

	At December 31,					At March 31,
	2000	2001	2002	2003	2004	2004	2005
						(unaudited)	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents (2)	$20,877	$19,214	$28,714	$75,166	$106,489	$20,688	$101,385
Total assets (3)	1,308,477	1,285,777	1,042,985	3,463,229	3,627,169	3,470,191	3,645,974
Total debt (3)	205,437	220,026	124,285	909,339	657,935	827,610	656,720
Total liabilities, other than debt	643,264	574,762	558,742	1,551,805	1,755,043	1,616,478	1,718,932
Total shareholders’ equity	459,776	490,989	359,958	1,002,085	1,214,191	1,026,103	1,270,322

*	In 2002, we completed the spin-off of SCS Transportation, Inc. (“SCST”). The data shown above has been reclassified to reflect SCST as discontinued operations for the periods prior to the spin-off.
**	Includes Roadway Corporation and its subsidiaries following their acquisition on December 11, 2003.

(1)	The net losses in 2002 are largely due to a first quarter 2002 non-cash charge of $75.2 million for the impairment of goodwill related to Jevic Transportation, Inc. (a subsidiary of SCST) and a third quarter 2002 non-cash charge of $52.6 million for the difference between the carrying value of SCST and the fair value, as determined by the market capitalization of SCST at the spin-off date.
(2)	Excludes amounts related to discontinued operations.
(3)	The accounting for our ABS Facility has changed during the periods presented above. Prior to December 31, 2002, activity under the ABS Facility was treated as a sale of assets for financial reporting purposes. As a result, we did not reflect the receivables sold and the related asset backed securitization (“ABS”) obligations on our Consolidated Balance Sheets, and ABS Facility charges were shown as a separate line in the nonoperating expenses section of our Statements of Consolidated Operations. On December 31, 2002, we amended the ABS agreement to, among other things, provide us the right to repurchase 100% of the receivable interests. Because of this amendment, ABS borrowings and related receivables are included on our Consolidated Balance Sheets as of December 31, 2002. Starting in 2003, ABS Facility charges are included in the interest expense line of our Statements of Consolidated Operations.

This change in the accounting for our ABS Facility affects the comparability of the total assets and total debt lines shown above.

The following is a summary of our ABS Facility history since 2000:

	At December 31,
	2000	2001	2002	2003	2004
	(in thousands)
Total debt	$205,437	$220,026	$124,285	$909,339	$657,935
ABS obligations not included on the balance sheet	177,000	141,500	—	—	—

Total debt plus ABS obligations not included on the balance sheet	$382,437	$361,526	$124,285	$909,339	$657,935

Summary USF Historical Financial Data

We derived the following historical information from USF’s audited consolidated financial statements for the years ended December 31, 2000, 2001, 2002, 2003 and 2004 and USF’s unaudited consolidated financial statements for the quarters ended April 3, 2004 and April 2, 2005. You should read this information in conjunction with USF’s consolidated financial statements and the notes thereto included in our Currently Report on Form 8-K incorporated by reference in this prospectus. See “Where You Can Find More Information”.

	Year Ended December 31,					Quarter Ended
	2000	2001	2002	2003	2004	April 3, 2004	April 2, 2005
	(in thousands, except per share data)
Results of Operations:
Revenue	$2,288,613	$2,220,974	$2,250,526	$2,292,139	$2,394,579	$616,767	$597,977
Operating expenses:	2,105,940	2,117,638	2,169,672	2,196,547	2,330,834	599,679	601,546

Operating income (loss) from continuing operations	182,673	103,336	80,854	95,592	63,745	17,088	(3,569)

Income (loss) from continuing operations before income taxes	163,003	83,051	61,992	75,285	43,858	12,060	(8,465)
Income (loss) from continuing operations	98,041	49,977	33,268	44,101	23,795	7,116	(5,791)
Net income (loss)	96,798	38,388	(66,971)	42,296	23,795	7,116	(5,791)
Diluted earnings (loss) per share from continuing operations	3.65	1.87	1.22	1.61	0.85	0.26	(0.20)
Average diluted shares outstanding	26,828	26,766	27,332	27,349	27,982	27,803	28,369

	At December 31,					At
	2000	2001	2002	2003	2004	April 3, 2004	April 2, 2005
	(in thousands)
Balance Sheet Data (1):
Cash and cash equivalents	$5,248	$72,105	$54,158	$121,659	$150,798	$150,798	$151,679
Total assets	1,209,245	1,235,439	1,295,271	1,358,088	1,441,195	1,441,195	1,451,003
Total debt	289,008	253,538	252,496	250,147	250,087	250,022	250,071
Total liabilities, other than debt	285,061	294,249	423,644	433,152	488,130	488,196	498,017
Total shareholders’ equity	635,176	687,652	619,131	664,789	702,978	702,977	702,915

(1)	Excludes amounts related to discontinued operations.

Summary Unaudited Condensed Combined Pro Forma Financial Data

We derived the following unaudited condensed combined pro forma financial data from the unaudited condensed combined pro forma financial statements included elsewhere in this prospectus. The financial data has been prepared as if the merger and the consummation of the offering of the outstanding notes had occurred on January 1, 2004 for the operating data and as of March 31, 2005 for the balance sheet data. The process of valuing USF’s tangible and intangible assets and liabilities as well as evaluating accounting policies for conformity is still in the preliminary stages. Material revisions to our current estimates could be necessary as the valuation process and accounting policy review are finalized. The unaudited pro forma operating data set forth below does not purport to represent, and is not necessarily indicative of, the results that actually would have been achieved had the merger and the offering of the outstanding notes had been consummated on January 1, 2004, or that may be achieved in the future. The unaudited pro forma financial statements do not reflect any benefits from potential cost savings or revenue changes resulting from the merger. You should read this information in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our consolidated financial statements and the notes thereto and the “Unaudited Condensed Combined Pro Forma Financial Data” included in this prospectus or included in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q incorporated by reference in this prospectus and USF’s consolidated financial statements and the notes thereto included in our Current Report on Form 8-K, as amended, incorporated by reference in this prospectus.

	Year Ended December 31, 2004	Three Months Ended March 31, 2005
	(in thousands, except per share data)
Pro Forma Results of Operations:
Revenue	$9,162,064	$2,275,938
Total operating expenses	8,737,765	2,189,780
Operating income	424,299	86,158
Income from continuing operations	194,731	40,831
Diluted earnings per share from continuing operations	3.35	0.67
Average diluted shares outstanding	58,194	61,213

		At March 31, 2005
		(in thousands)
Pro Forma Balance Sheet Data:
Cash and cash equivalents		$37,665
Total assets		5,572,451
Total debt		1,638,913
Total liabilities, other than debt		2,215,091
Total shareholders’ equity		1,718,447

RISK FACTORS

Before you participate in the exchange offer or make an investment in the notes, you should carefully consider the factors described below in addition to the remainder of this prospectus and the information incorporated by reference. The risks that we have highlighted here are not the only ones that we face and additional risks, including those presently unknown to us, could also impair our operations. If any of the risks actually occur, our business, financial condition or results of operations could be negatively affected.

Risks Related to the Notes and this Exchange Offer

If you do not properly tender, or you cannot tender, your outstanding notes, your ability to transfer such outstanding notes will be adversely affected.

We will issue exchange notes only in exchange for outstanding notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding notes and you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of the outstanding notes. If you do not tender your outstanding notes or if we do not accept your outstanding notes because you did not tender your outstanding notes properly, then, after we consummate the exchange offer, you will continue to hold outstanding notes that are subject to the existing transfer restrictions. In addition, if you tender your outstanding notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any outstanding notes, you may have difficulty selling them because there will be fewer outstanding notes outstanding. In addition, if a large number of outstanding notes are not tendered or are tendered improperly, the limited number of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

Our debt service obligations could adversely affect our financial condition and prevent us from fulfilling our obligations to you under the notes.

You should consider that following the merger we have higher levels of debt and interest expense than either Yellow Roadway or USF had immediately prior to the merger on a stand-alone basis. As of March 31, 2005, after giving effect to the merger, the offering of the outstanding notes and our recent amended Revolving Credit Facility and amended ABS Facility financings, we would have had approximately $1.6 billion of indebtedness outstanding. We may not be able to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness when due.

Our ability to pay principal and interest on the notes and to satisfy our other debt obligations will depend upon our future operating performance and the availability of refinancing debt. In addition, the significant level of combined indebtedness after the merger may have an effect on our future operations, including:

•	limiting our ability to obtain additional financing on satisfactory terms to fund our working capital requirements, capital expenditures, acquisitions, investments, debt service requirements and other general corporate requirements;

•	increasing our vulnerability to general economic downturns, competition and industry conditions, which could place us at a competitive disadvantage compared to our competitors that are less leveraged;

•	increasing our exposure to rising interest rates because a portion of our borrowings, including the notes, are at variable interest rates;

•	reducing the availability of our cash flow to fund our working capital requirements, capital expenditures, acquisitions, investments and other general corporate requirements because we will be required to use a substantial portion of our cash flow to service debt obligations; and

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

See “Description of Certain Other Indebtedness”.

Various limitations in our credit facilities and other debt instruments may reduce our ability to incur additional debt, to engage in certain transactions and to capitalize on business opportunities. Any subsequent refinancing of our current indebtedness or any new indebtedness could have similar or greater restrictions.

The outstanding notes and related guarantees are, and the exchange notes and related guarantees will be, unsecured and secured indebtedness of us and our guarantor subsidiaries and obligations of our non-guarantor subsidiaries will rank effectively senior to the notes and the guarantees.

The outstanding notes and guarantees are, and the exchange notes and guarantees will be, unsecured and rank equal in right of payment with our unsecured and unsubordinated indebtedness. However, the notes and guarantees effectively will be subordinated to our and our subsidiary guarantors’ secured debt to the extent of the value of the assets that secure that indebtedness. In the event of our or any subsidiary guarantor’s bankruptcy, liquidation or reorganization or upon acceleration of the notes, payment on the notes or guarantees could be less, ratably, than on any secured indebtedness. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

Initially, our subsidiaries that currently guarantee our contingent convertible senior notes guarantee the outstanding notes and will guarantee the exchange notes. However, the subsidiary guarantors will not constitute all of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of a non-guarantor subsidiary, holders of indebtedness and other obligations of such subsidiary, including obligations to trade creditors, generally will be entitled to payment of their claims from the assets of such subsidiary before any assets are made available for distribution to us. As of March 31, 2005, after giving effect to the merger, the offering of the outstanding notes and our recent amended Revolving Credit Facility and amended ABS Facility financings, our non-guarantor subsidiaries would be liable for (i) in the case of our receivables subsidiary, approximately $555 million of outstanding indebtedness under our ABS Facility, (ii) in the case of certain subsidiaries of Roadway Group, their guarantees of Roadway Group’s senior notes in an aggregate principal amount of $225 million and (iii) in the case of certain subsidiaries of USF, their guarantees of USF’s unsecured notes in an aggregate principal amount of $250 million. All these subsidiary liabilities and any other obligations of the non-guarantor subsidiaries will rank effectively senior to the notes and the guarantees.

For the year ended December 31, 2004, our non-guarantor subsidiaries represented an immaterial amount of our income from continuing operations and net cash from operating activities. See the footnote under the caption “Condensed Consolidated Financial Statements—Guarantees of the Contingent Convertible Senior Notes” in our 2004 audited financial statements incorporated in this prospectus by reference. However, in the circumstances described under “Description of the Exchange Notes—Guaranties”, guarantees by our subsidiaries of the notes can be released, in which event the non-guarantor subsidiaries could represent substantially more (and, if all guarantors are released, all) of our income from continuing operations and net cash from operating activities.

Because there is no current market for the notes, we cannot assure you that an active trading market will develop.

There is no established trading market for the notes. It is expected that the exchange notes will be traded on the over-the-counter markets, but there can be no assurance as to the liquidity of any market for the notes, the ability of the holders to sell their notes, or the prices at which holders of the notes would be able to sell their notes. The notes could trade at prices higher or lower than their initial purchase prices depending on many factors. Accordingly, there can be no assurance that an active trading market for the notes will develop. Furthermore, if an active trading market were to develop, the market price for the notes may be adversely affected by changes in our financial performance, changes in the overall market for similar securities and changes in performance or prospects for companies in our industry.

In addition, you may not be able to sell your notes at a particular time or at a price favorable to you. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	our prospects or the prospects for companies in our industry generally;

•	our ability to complete the offer to exchange the notes for registered notes or to register the notes for resale;

•	changes in government regulation;

•	the interest of securities dealers in making a market in the notes;

•	the market for similar securities;

•	prevailing interest rates; and

•	the other factors described in this prospectus under “Risk Factors”.

Although the initial purchasers have advised us that are making a market in the notes, they are not obligated to do so. The initial purchasers also may discontinue any market making activities at any time, in their sole discretion, which could further negatively impact your ability to sell the notes or the prevailing market price at the time you choose to sell.

We are a holding company, and we are dependent on the ability of our subsidiaries to distribute funds to us.

We are a holding company and our subsidiaries conduct substantially all of our consolidated operations and own substantially all of our consolidated assets. Consequently, our cash flow and our ability to make payments on our indebtedness, including the notes, substantially depends upon our subsidiaries’ cash flow and payments of funds to us by our subsidiaries. Our subsidiaries’ ability to make any advances, distributions or other payments to us may be restricted by, among other things, debt instruments, tax considerations and legal restrictions. If we are unable to obtain funds from our subsidiaries as a result of these restrictions, we may not be able to pay principal of, or interest on, the notes when due, and we cannot assure you that we will be able to obtain the necessary funds from other sources.

The subsidiary guarantees could be deemed fraudulent conveyances or fraudulent transfers under certain circumstances and a court may try to subordinate or void the subsidiary guarantees.

Under various fraudulent conveyance or fraudulent transfer laws, a court could subordinate or void the subsidiary guarantees. Generally, to the extent that a court were to find that at the time one of our subsidiaries entered into a subsidiary guarantee either: (x) the subsidiary incurred the guarantee with the intent to hinder, delay or defraud any present or future creditor or contemplated insolvency with a design to favor one or more creditors to the exclusion of others or (y) the subsidiary did not receive fair consideration or reasonably equivalent value for issuing the subsidiary guarantee and, at the time it issued the subsidiary guarantee, the subsidiary (i) was insolvent or became insolvent as a result of issuing of the subsidiary guarantee, (ii) was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured, the court could void or subordinate the subsidiary guarantee in favor of the subsidiary’s other obligations. Among other things, a legal challenge of a subsidiary guarantee on fraudulent conveyance grounds may focus on the benefits, if any, realized by the subsidiary as a result of the issuance of the notes by us. To the extent a subsidiary guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the notes would not have any claim against that subsidiary and would be creditors solely of us and any other subsidiary guarantors whose guarantees are not held unenforceable.

Risks of the Merger

We may face difficulties in achieving the expected benefits of the merger.

Until the completion of the merger on May 24, 2005, Yellow Roadway and USF operated as separate companies. Management has little experience running the combined business, and we may not be able to realize all of the operating efficiencies, synergies, cost savings or other benefits expected from the merger. In addition, the costs we incur in implementing synergies, including our ability to terminate, amend or renegotiate prior contractual commitments of Yellow Roadway and USF, may be greater than expected. We also may suffer a loss of employees, customers or suppliers, a loss of revenues, or an increase in operating or other costs or other difficulties relating to the merger.

The pro forma financial data included in this prospectus is preliminary and our actual future financial position and results of operations may differ significantly and adversely from the pro forma amounts included in this prospectus.

The process of valuing USF’s tangible and intangible assets and liabilities, as well as evaluating USF’s accounting policies for conformity, is still in the preliminary stages. Material revisions to current estimates could be necessary as the valuation process and accounting policy review are finalized.

The unaudited pro forma operating data included in this prospectus does not purport to represent, and is not necessarily indicative of, the results that actually would have been achieved had the merger and the offering of the outstanding notes been consummated on January 1, 2004 or March 31, 2005, as applicable, or that may be achieved in the future. We can provide no assurances as to how the operations and assets of both companies would have been run if they had been combined, or how they will be run in the future, which, together with other factors, could have a significant effect on our results of operations and financial position.

Risks of Yellow Roadway

We are subject to general economic factors that are largely out of our control, any of which could significantly reduce our operating margins and income.

Our business is subject to a number of general economic factors that may significantly reduce our operating margins and income, many of which are largely out of our control. These include recessionary economic cycles and downturns in customers’ business cycles and changes in their business practices, particularly in market segments and industries, such as retail and manufacturing, where we have a significant concentration of customers. Economic conditions may adversely affect our customers’ business levels, the amount of transportation services they need and their ability to pay for our services. Customers encountering adverse economic conditions represent a greater potential for loss, and we may be required to increase our reserve for bad-debt losses.

The transportation industry is affected by business risks that are largely out of our control, any of which could significantly reduce our operating margins and income.

Businesses operating in the transportation industry are affected by risks that are largely out of our control, any of which could significantly reduce our operating margins and income. These factors include weather, excess capacity in the transportation industry, interest rates, fuel prices and taxes, terrorist attacks, license and registration fees, and insurance premiums and self-insurance levels. Our results of operations may also be affected by seasonal factors.

We operate in a highly competitive industry, and our business will suffer if we are unable to adequately address potential downward pricing pressures and other factors that may adversely affect our operations and significantly reduce our operating margins and income.

Numerous competitive factors could impair our ability to maintain our current profitability. These factors include the following:

•	We compete with many other transportation service providers of varying sizes, some of which have a lower cost structure, more equipment and greater capital resources than we do or have other competitive advantages.

•	Some of our competitors periodically reduce their prices to gain business, especially during times of reduced growth rates in the economy, which limits our ability to maintain or increase prices or maintain significant growth in our business.

•	Our customers may negotiate rates or contracts that minimize or eliminate our ability to continue to hedge fuel price increases through a fuel surcharge on our customers.

•	Many customers reduce the number of carriers they use by selecting so-called “core carriers” as approved transportation service providers, and in some instances we may not be selected.

•	Many customers periodically accept bids from multiple carriers for their shipping needs, and this process may depress prices or result in the loss of some business to competitors.

•	The trend towards consolidation in the ground transportation industry may create other large carriers with greater financial resources and other competitive advantages relating to their size.

•	Advances in technology require increased investments to remain competitive, and our customers may not be willing to accept higher prices to cover the cost of these investments.

•	Competition from non-asset-based logistics and freight brokerage companies may adversely affect our customer relationships and prices.

If our relationship with our employees were to deteriorate, we may be faced with labor disruptions or stoppages, which could adversely affect our business and reduce our operating margins and income and place us at a disadvantage relative to non-union competitors.

Yellow Transportation, Roadway Express, New Penn Motor Express and Reimer Express, all operating subsidiaries of Yellow Roadway, have employees who are represented by the International Brotherhood of Teamsters (the “IBT”). These employees represent approximately 80% of Yellow Roadway’s workforce (excluding USF and its subsidiaries). USF Holland, USF Reddaway, USF Bestway, USF Dugan and USF Logistics, all operating subsidiaries of USF, also have employees who are represented by the IBT. These employees represent approximately 55% of USF’s LTL workforce and approximately 43% of USF’s overall workforce.

USF Reddaway’s collective bargaining agreement with the IBT expired on December 31, 2004. USF Reddaway and the IBT currently are operating under a temporary extension to such agreement and currently are engaged in negotiations concerning a new collective bargaining agreement. We can provide no assurance that a new collective bargaining agreement will be entered into by USF Reddaway or, if entered into, that the terms of such agreement will not be materially less favorable to us than the terms of the expired collective bargaining agreement.

USF Bestway’s collective bargaining agreement with the IBT will expire on December 31, 2005. We can provide no assurance that a new collective bargaining agreement will be entered into by USF Bestway or, if entered into, that the terms of such agreement will not be materially less favorable to us than the terms of the current collective bargaining agreement.

Each of Yellow Transportation, Roadway Express and USF Holland employ most of their unionized employees under the terms of a common national master agreement as supplemented by additional regional supplements and local agreements. This current five-year agreement will expire on March 31, 2008. Other unionized employees are employed pursuant to more localized agreements. The IBT represents a number of employees at USF Reddaway, USF Bestway and USF Logistics under these localized agreements, which have wages, benefit contributions and other terms and conditions that better fit the cost structure and operating models of these business units.

USF is regularly subject to a variety of actions by unions and individuals acting on behalf of unions that can adversely affect USF’s assets and business operations. These actions may include, among other things, efforts to organize non-union employees and actions relating to already organized employees with respect to wages, work rules and other matters covered by existing or to-be-agreed-upon labor agreements.

USF has been subject to IBT efforts to seek union representation for employees at USF Dugan and its former operating unit, USF Red Star. The IBT has focused its organizing efforts on employees at USF Dugan and has been successful in winning representation elections at three of the six USF Dugan terminals where elections were held in 2004. Prior to these elections, the IBT did not represent any USF Dugan employees. In 2004, the IBT also attempted to organize certain employees at USF Red Star’s Philadelphia terminal. On May 21, 2004, unionized employees commenced a strike against all USF Red Star terminals. On May 23, 2004, USF shut down USF Red Star’s operations as a result of the economic damage caused, or expected to be caused, by the strike. There are now a number of outstanding lawsuits by employees against USF Red Star seeking back pay claiming that USF Red Star failed to provide adequate notice of the shut down as required by the Worker Adjustment and Retraining Notification (WARN) Act. The IBT also has brought an action against USF and USF Red Star claiming that the shutdown was a breach of collective bargaining agreements and the National Labor Relations Act. USF and USF Red Star have countersued the IBT, claiming the strike against USF Red Star was a breach of these agreements. The IBT also has requested the National Labor Relations Board to bring an unfair labor practice charge against USF and USF Red Star for these alleged breaches.

USF and its subsidiaries also are regularly subject to grievances, arbitration proceedings and other claims concerning alleged past and current non-compliance with applicable labor law and collective bargaining agreements.

Neither we nor any of our subsidiaries can predict the outcome of any of the actions, activities or claims discussed above. These actions, activities and claims, if resolved in a manner unfavorable to us, could have a material adverse effect on our financial condition, businesses and results of operations.

Following the consummation of the merger on May 24, 2005, our operating units, including the USF operating units, are seeking to address with their employees and the IBT leadership the various issues, lawsuits and charge requests arising from the IBT organizing efforts at USF. In addition, the differences among the wages, benefit contributions and work rules in the various localized contracts and the national master agreement could become a point of issue at one or more of the operating units. If we are unsuccessful in addressing these labor issues to the satisfaction of our employees and the IBT, it is possible that we could become subject to work stoppages or other labor disturbances, any of which could reduce our operating margins and income. Similarly, any failure to negotiate a new labor agreement to replace an expiring agreement might result in a work stoppage that could reduce our operating margins and income and place us at a disadvantage relative to non-union competitors. Finally, any new labor agreement could have disadvantageous wages, benefit contributions or work rules, that could reduce our operating margins and income and make it more difficult to compete against non-union competitors.

Ongoing insurance and claims expenses could significantly reduce our income.

Our future insurance and claims expenses might exceed historical levels, which could significantly reduce our earnings. We currently self-insure for a portion of our claims exposure resulting from cargo loss, personal injury, property damage and workers’ compensation. If the number or severity of claims for which we are self-insured increases, our earnings could be significantly reduced.

We will have significant ongoing capital requirements that could reduce our income if we are unable to generate sufficient cash from operations.

The transportation industry is very capital intensive. If we are unable to generate sufficient cash from operations in the future, we may have to limit our growth, enter into additional financing arrangements or operate our revenue equipment for longer periods, any of which could reduce our income. Revenue equipment includes, among other things, tractors and trailers. Our ability to incur additional indebtedness could be adversely affected by any increase in requirements that we post letters of credit in support of our insurance policies. See “—Ongoing insurance and claims expenses could significantly reduce our income”. Lack of availability of surety bonds in the future could result in our having to post additional letters of credit, which would in turn reduce borrowing availability under our credit agreement. If needed, additional indebtedness may not be available on terms acceptable to us.

We operate in a highly regulated industry, and costs of compliance with, or liability for violation of, existing or future regulations could significantly increase our costs of doing business.

The U.S. Department of Transportation and various state and federal agencies exercise broad powers over our business, generally governing such activities as authorization to engage in motor carrier operations and safety. We may also become subject to new or more restrictive regulations imposed by the Department of Transportation, the Occupational Safety and Health Administration or other authorities relating to engine exhaust emissions, the hours of service that our drivers may provide in any one time period, security and other matters. Compliance with these regulations could substantially impair equipment productivity and increase our costs.

The Environmental Protection Agency has issued regulations that require progressive reductions in exhaust emissions from diesel engines through 2007. These reductions began with diesel engines manufactured late in 2002. The regulations currently include subsequent reductions in the sulfur content of diesel fuel in 2006 and the introduction of emissions after-treatment devices on newly manufactured engines in 2007. These regulations could result in higher prices for tractors and increased fuel and maintenance costs.

We are subject to various environmental laws and regulations, and costs of compliance with, or liabilities for violations of, existing or future regulations could significantly increase our costs of doing business.

Our operations are subject to environmental laws and regulations dealing with, among other things, the handling of hazardous materials, underground fuel storage tanks and discharge and retention of stormwater. We operate in industrial areas, where truck terminals and other industrial activities are located, and where groundwater or other forms of environmental contamination may have occurred. Our operations involve the risks of fuel spillage or seepage, environmental damage, and hazardous waste disposal, among others. If we are involved in a spill or other accident involving hazardous substances, or if we are found to be in violation of applicable laws or regulations, it could significantly increase our cost of doing business. Under specific environmental laws, we could be held responsible for all of the costs relating to any contamination at our past or present terminals and at third party waste disposal sites. If we fail to comply with applicable environmental regulations, we could be subject to substantial fines or penalties and to civil and criminal liability.

The IRS may issue an adverse tax determination concerning a deduction taken by USF in connection with its disposition of USF Worldwide.

On October 30, 2002, USF disposed of the stock of USF Worldwide, Inc., a wholly owned subsidiary of USF at such time, and other interests for no consideration. In connection with this disposition, USF claimed a worthless stock deduction with respect to such stock on USF’s U.S. federal tax return for the tax year ended December 31, 2002, and established a reserve on USF’s financial accounts in light of the possibility that the IRS might not agree with USF’s tax position on this matter. USF is currently under tax audit for the 2002 tax year and, as part of such audit, the IRS is reviewing the USF Worldwide worthless stock deduction. The IRS may determine that USF was not entitled to an ordinary deduction as a result of the USF Worldwide disposition, but rather that USF should have claimed a capital loss deduction as a result of such disposition. In the event of such a determination, we estimate that we could have additional tax liability of up to $48,000,000 (net of the benefit of offsetting capital gains realized within the capital loss carryover period to date, but not including (i) interest and penalties, if any, or (ii) offsetting capital gain, if any, that might be generated within the remaining carryover period). We would be required to pay the amount of such additional tax liability to the IRS upon final adjudication of the dispute.

We may be obligated to make additional contributions to multi-employer pension plans.

Yellow Transportation, Roadway Express and New Penn Motor Express contribute to approximately 90 separate multi-employer health, welfare and pension plans for employees covered by collective bargaining agreements (approximately 80% of total Yellow Roadway employees). Similarly, USF Holland and USF Reddaway contribute to approximately 24 separate multi-employer health, welfare and pension plans for employees covered by collective bargaining agreements (approximately 38% of total USF employees). The largest of these plans, the Central States Southeast and Southwest Areas Pension Plan (the “Central States Plan”), provides retirement benefits to approximately 53% of Yellow Roadway’s total employees and 31% of USF’s total employees. The amounts of these contributions are determined by contract and established in the agreements. The health and welfare plans provide health care and disability benefits to active employees and retirees. The pension plans provide defined benefits to retired participants. We recognize as net pension cost the required contribution for the period and recognize as a liability any contributions due and unpaid.

Yellow Transportation, Roadway Express, New Penn Motor Express, USF Holland and USF Reddaway each have collective bargaining agreements with their unions that stipulate the amount of contributions each company must make to union-sponsored, multi-employer pension plans. The Internal Revenue Code and related regulations establish minimum funding requirements for these plans. Under legislation passed in April 2004, qualified multi-employer plans are permitted to exclude certain recent investment losses from the minimum funding formula through 2005. The Central States Plan, in particular, has informed the Company that its recent investment performance has adversely affected its funding levels and that the fund is seeking corrective measures to address its funding. During the benefit period of the April 2004 legislation, the Central States Plan is expected to meet the minimum funding requirements. In the unlikely event that the Central States Plan does not elect to receive the benefit of the legislation, the Company believes that the plan would not meet the minimum funding requirements that the Code and related regulations require. If any of these multi-employer pension plans, including the Central States Plan, fails to meet minimum funding requirements and the trustees of such a plan are unable to obtain a waiver of the requirements or certain changes in how the applicable plan calculates its funding level from the IRS or reduce pension benefits to a level where the requirements are met, the IRS could impose an excise tax on all employers participating in these plans. To avoid these taxes, contributions in excess of our contractually agreed upon rates could be required to correct the funding deficiency. If an excise tax were imposed on the participating employers or additional contributions required, it could have a material adverse impact on the financial results of Yellow Roadway.

Due to the shutdown of USF Red Star, USF is subject to withdrawal liability for up to 11 multi-employer pension plans. While we cannot estimate the final amount of USF’s withdrawal liability, in 2004 USF made payments of $4,988,000 to certain of these funds under the Multi-Employer Pension Plan Amendment Act of 1980 (“MEPPA”), and USF accrued a contingent liability of $2,083,000 for two plans. However, USF is entitled to review and contest liability assessments that various funds provided as well as determine the mitigating effect of USF Holland’s expansion into certain of the geographic areas that USF Red Star previously covered. USF continues to gather information to determine the extent of the withdrawal liability from each of the plans. Given the lack of current information, complexity of the calculations and the expected mitigation relative to the USF

Holland expansion, the final withdrawal liability, which may be material to our financial position, cannot currently be estimated for the remaining nine plans, and therefore USF has not accrued any costs related to these nine plans. We believe the process to determine withdrawal liability will likely take at least several months, but it could extend to a year or more for the following reasons: the time it will take to obtain information from the pension plans and analyze such information; substantial negotiations with these pension plans over withdrawal liability; and any potential arbitration of the issues, other legal proceedings, and the unknown mitigating effect of the USF Holland expansion.

Our management team is an important part of our business and loss of key personnel could impair our success.

We benefit from the leadership and experience of our senior management team and depend on their continued services to successfully implement our business strategy. Other than our Chief Executive Officer, William D. Zollars, and James D. Staley, head of the Yellow Roadway regional group of companies, we have not entered into employment agreements for a fixed period with members of our current management. The loss of key personnel could have a material adverse effect on our operating results, business or financial condition. USF has entered into retention agreements with certain executives, which are intended in part to make the services of these executives available for one year after the closing of the merger.

Our business may be harmed by anti-terrorism measures.

In the aftermath of the terrorist attacks on the United States, federal, state and municipal authorities have implemented and are implementing various security measures, including checkpoints and travel restrictions on large trucks. Although many companies will be adversely affected by any slowdown in the availability of freight transportation, the negative impact could affect our business disproportionately. For example, we offer specialized services that guarantee on-time delivery. If the new security measures disrupt or impede the timing of our deliveries, we may fail to meet the needs of our customers, or may incur increased expenses to do so. We cannot assure you that these measures will not significantly increase our costs and reduce our operating margins and income.

We may face difficulties in achieving certain expected benefits of the December 2003 acquisition of Roadway Corporation.

Prior to December 11, 2003, when we acquired Roadway Corporation through the merger of Roadway Corporation with and into one of our subsidiaries, Yellow Roadway Corporation and Roadway Corporation operated as separate companies. We may not be able to continue to realize all of the operating efficiencies, synergies, cost savings or other benefits that we expect from that merger. In addition, the costs we incur in implementing further synergies, including our ability to terminate, amend or renegotiate prior contractual commitments of Yellow Roadway and Roadway, may be greater than expected.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We issued $150 million aggregate principal amount of the outstanding notes to the initial purchasers on May 24, 2005, in transactions not registered under the Securities Act in reliance on exemptions from registration. The initial purchasers then sold the outstanding notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because they were sold pursuant to exemptions from registration, the outstanding notes are subject to transfer restrictions.

In connection with the issuance of the outstanding notes, we agreed with the initial purchasers that we would file an exchange offer registration statement (of which this prospectus is a part) to exchange the outstanding notes for publicly registered notes with identical terms. Our failure to comply with this agreement within certain time periods would result in additional interest being due on the outstanding notes. A copy of the registration rights agreement with the initial purchasers has been filed as an exhibit to the Current Report on Form 8-K filed with the SEC on May 26, 2005, and is incorporated by reference in the registration statement of which this prospectus is a part.

Based on existing interpretations of the Securities Act by the staff of the SEC described in several no-action letters to third parties, and subject to the following sentence, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by their holders, other than broker-dealers or our “affiliates”, without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of the outstanding notes who is an affiliate of ours, who is not acquiring the exchange notes in the ordinary course of such holder’s business or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

•	will not be able to rely on the interpretations by the staff of the SEC described in the above-mentioned no-action letters;

•	will not be able to tender the outstanding notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the outstanding notes unless the sale or transfer is made under an exemption from these requirements.

We do not intend to seek our own no-action letter, and there is no assurance that the staff of the SEC would make a similar determination regarding the exchange notes as it has in these no-action letters to third parties.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution”.

As a result of the filing and effectiveness of the registration statement of which this prospectus is a part, we will not be required to pay an increased interest rate on the outstanding notes unless we either fail to timely consummate the exchange offer or fail to maintain the effectiveness of the registration statement to the extent we agreed to do so. Following the closing of the exchange offer, holders of the outstanding notes not tendered will not have any further registration rights except in limited circumstances requiring the filing of a shelf registration statement, and the outstanding notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the outstanding notes will be adversely affected.

Terms of the Exchange Offer

Upon the terms and subject to the conditions stated in this prospectus and in the letter of transmittal, we will accept all outstanding notes properly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of the outstanding notes accepted in the exchange offer.

By tendering the outstanding notes for exchange notes in the exchange offer and signing or agreeing to be bound by the letter of transmittal, you will represent to us that:

•	you will acquire the exchange notes you receive in the exchange offer in the ordinary course of your business;

•	you are not participating in, and have no understanding with any person to participate in, the distribution of the exchange notes issued to you in the exchange offer;

•	you are not an affiliate of ours or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes.

Broker-dealers that are receiving exchange notes for their own account must have acquired the outstanding notes as a result of market-making or other trading activities in order to participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be admitting that it is an “underwriter” within the meaning of the Securities Act. We will be required to allow broker-dealers to use this prospectus following the exchange offer in connection with the resale of exchange notes received in exchange for outstanding notes acquired by broker-dealers for their own account as a result of market-making or other trading activities. If required by applicable securities laws, we will, upon written request, make this prospectus available to any broker-dealer for use in connection with a resale of exchange notes. See “Plan of Distribution”.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under and entitled to the benefits of the same indenture. The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding notes except that:

•	the exchange notes will be issued in a transaction registered under the Securities Act;

•	the exchange notes will not be subject to transfer restrictions; and

•	provisions providing for an increase in the stated interest rate on the outstanding notes will be eliminated after completion of the exchange offer.

As of the date of this prospectus, $150 million aggregate principal amount of the outstanding notes was outstanding. In connection with the issuance of the outstanding notes, we arranged for the outstanding notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders as of the close of business on July 14, 2005. We intend to conduct the exchange offer as required by the Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable.

Rule 14e-1 describes unlawful tender offer practices under the Exchange Act. This rule requires us, among other things:

•	to hold our exchange offer open for 20 business days;

•	to give at least ten business days notice of certain changes in the terms of this offer as specified in Rule 14e-1(b); and

•	to issue a press release in the event of an extension of the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of the outstanding notes being tendered, and holders of the outstanding notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law or under the indenture in connection with the exchange offer. We shall be considered to have accepted the outstanding notes tendered according to the procedures in this prospectus when, as and if we have given oral or written notice of acceptance to the exchange agent. See “—Exchange Agent”. The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us and delivering exchange notes to those holders.

If any tendered outstanding notes are not accepted for exchange because of an invalid tender or the occurrence of other events described in this prospectus, certificates for these unaccepted outstanding notes will be returned, at our cost, to the tendering holder of outstanding notes or, in the case of outstanding notes tendered by book-entry transfer, into the holder’s account at DTC according to the procedures described below, promptly after the expiration date.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes related to the exchange of the outstanding notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See “—Solicitation of Tenders; Fees and Expenses”.

Neither we nor our board of directors makes any recommendation to holders of the outstanding notes as to whether to tender or refrain from tendering all or any portion of their outstanding notes in the exchange offer. Moreover, no one has been authorized to make any such recommendation. Holders of the outstanding notes must make their own decision whether to tender in the exchange offer and, if so, the amount of the outstanding notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

Expiration Date; Extensions; Amendments

The term “expiration date” shall mean 5:00 p.m., New York City time, on August 23, 2005, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” shall mean the latest date to which the exchange offer is extended.

We expressly reserve the right, in our sole discretion:

•	to delay acceptance of any outstanding notes or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted, if any of the conditions described under “—Conditions” shall have occurred and shall not have been waived by us;

•	to extend the expiration date of the exchange offer;

•	to amend the terms of the exchange offer in any manner;

•	to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date;

•	to the extent permitted by applicable law, to purchase outstanding notes in the open market, in privately negotiated transactions or otherwise.

The terms of the purchases or offers described in the fourth and fifth clauses above may differ from the terms of the exchange offer.

Any delay in acceptance, termination, extension, or amendment will be followed promptly by oral or written notice to the exchange agent and by making a public announcement. Any public announcement in the case of an extension of the exchange offer will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. If the exchange offer is amended in a manner determined by us to constitute a material change, including the waiver of a material condition, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the amendment. We will also extend the exchange offer for a period of at least five business days, as required by applicable law, depending upon the significance of the change and the manner of disclosure to the holders, if the exchange offer would otherwise expire during that extended period.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, termination, extension, or amendment of the exchange offer, we shall have no obligation to publish, advise, or otherwise communicate any public announcement, other than by making a timely release to PR Newswire.

You are advised that we may extend the exchange offer because some of the holders of the outstanding notes do not tender on a timely basis. In order to give these noteholders the ability to participate in the exchange and to avoid the significant reduction in liquidity associated with holding an unexchanged note, we may elect to extend the exchange offer.

Interest on the Exchange Notes

The exchange notes will bear interest from August 15, 2005 or, if later, from the most recent date on which interest was paid or provided for on the outstanding notes surrendered in exchange for the exchange notes. Accordingly, holders of outstanding notes that are tendered and accepted for exchange will not receive interest that is accrued but unpaid on the outstanding notes at the time of tender. Interest on the exchange notes will be payable quarterly in arrears, on February 15, May 15, August 15 and November 15.

Procedures for Tendering

Only a holder may tender its outstanding notes in the exchange offer. Any beneficial owner whose outstanding notes are registered in the name of such holder’s broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on such holder’s behalf. If the beneficial owner wishes to tender on such holder’s own behalf, the beneficial owner must, before completing and executing the letter of transmittal and delivering such holder’s outstanding notes, either make appropriate arrangements to register ownership of outstanding notes in the owner’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

The tender by a holder will constitute an agreement among the holder, us and the exchange agent according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

A holder who desires to tender outstanding notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose outstanding notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

The method of delivery of the outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Delivery of such documents will be deemed made only when actually received by the exchange agent or deemed received under the ATOP procedures described below. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to us. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect the tender for holders in each case as described in this prospectus and in the letter of transmittal.

Outstanding Notes Held in Certificated Form

For a holder to validly tender outstanding notes held in physical form, the exchange agent must receive, before 5:00 p.m., New York City time, on the expiration date, at its address set forth in this prospectus:

•	a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

•	certificates for tendered outstanding notes.

Outstanding Notes Held in Book-Entry Form

We understand that the exchange agent will make a request promptly after the date of the prospectus to establish accounts for the outstanding notes at DTC for the purpose of facilitating the exchange offer, and subject to their establishment, any financial institution that is a participant in DTC may make book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account for the notes using DTC’s procedures for transfer.

If you desire to transfer outstanding notes held in book-entry form with DTC, the exchange agent must receive, before 5:00 p.m., New York City time, on the expiration date, at its address set forth in this prospectus, a confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC, which is referred to in this prospectus as a “book-entry confirmation”, and:

•	a properly completed and validly executed letter of transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal; or

•	an agent’s message transmitted pursuant to ATOP.

Tender of Outstanding Notes Using DTC’s Automated Tender Offer Program (ATOP)

The exchange agent and DTC have confirmed that the exchange offer is eligible for ATOP. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding notes held in book-entry form to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send a book- entry confirmation, including an agent’s message, to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering outstanding notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. If you use ATOP procedures to tender outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent, but you will be bound by its terms just as if you had signed it.

Signatures

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless outstanding notes tendered with the letter of transmittal are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” in the letter of transmittal; or

•	for the account of an institution eligible to guarantee signatures.

If the letter of transmittal is signed by a person other than the registered holder or DTC participant who is listed as the owner, the outstanding notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the outstanding notes on behalf of the registered holder or DTC participant who is listed as the owner, in either case signed as the name of the registered holder(s) who appears on the outstanding notes or the DTC participant who is listed as the owner. If the letter of transmittal or any of the outstanding notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

If you tender your notes through ATOP, signatures and signature guarantees are not required.

Determinations of Validity

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered outstanding notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we shall determine. Although we intend to notify holders of defects or irregularities related to tenders of outstanding notes, neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities related to tenders of outstanding notes nor shall we or any of them incur liability for failure to give notification. Tenders of outstanding notes will not be considered to have been made until the irregularities have been cured or waived. Any outstanding notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder (unless otherwise provided in the letter of transmittal), promptly after the expiration date.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and:

•	whose outstanding notes are not immediately available;

•	who cannot complete the procedure for book-entry transfer on a timely basis;

•	who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date; or

•	who cannot complete a tender of outstanding notes held in book-entry form using DTC’s ATOP procedures on a timely basis;

may effect a tender if they tender through an eligible institution described under “—Procedures for Tendering” and “—Signatures” or if they tender using ATOP’s guaranteed delivery procedures.

A tender of outstanding notes made by or through an eligible institution will be accepted if:

•

before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery, that: (1) sets forth the name and address of the holder, the certificate number or numbers of the holder’s outstanding notes and the principal amount of the outstanding notes tendered, (2) states that the tender is being made, and (3) guarantees that, within three business days after the expiration date, a properly completed and validly executed letter of transmittal or facsimile, together with a certificate(s) representing the outstanding notes to be tendered in proper form for transfer, or a confirmation of book-entry transfer into the exchange agent’s account at DTC of the outstanding notes delivered electronically, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered outstanding notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

A tender made through ATOP will be accepted if:

•	before 5:00 p.m., New York City time, on the expiration date, the exchange agent receives an agent’s message from DTC stating that DTC has received an express acknowledgment from the participant in DTC tendering the outstanding notes that they have received and agree to be bound by the notice of guaranteed delivery; and

•	the exchange agent receives, within three business days after the expiration date, either: (1) a book-entry conformation, including an agent’s message, transmitted via ATOP procedures; or (2) a properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered outstanding notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of outstanding notes in the exchange offer:

•	a written or facsimile transmission of a notice of withdrawal must be received by the exchange agent at its address listed below before 5:00 p.m., New York City time, on the expiration date; or

•	you must comply with the appropriate procedures of ATOP.

Any notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes or, in the case of the outstanding notes transferred by book-entry transfer, the name and number of the account at the depositary to be credited;

•	be signed by the same person and in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee for the outstanding notes to register the transfer of the outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which any of these outstanding notes are to be registered, if different from that of the person who deposited the outstanding notes to be withdrawn.

All questions as to the validity, form and eligibility, including time of receipt, of the withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be judged not to have been tendered according to the procedures in this prospectus for purposes of the exchange offer, and no exchange notes will be issued in exchange for those outstanding notes unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes that have been tendered but are not accepted for exchange will be returned to the holder of the outstanding notes without cost to the holder or, in the case of outstanding notes tendered by book-entry transfer, into the holder’s account at DTC according to the procedures described above. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time before the expiration date.

Conditions

The exchange offer is subject only to the following conditions:

•	the compliance of the exchange offer with securities laws;

•	the proper tender of the outstanding notes;

•	the representation by the holders of the outstanding notes that they are not our affiliates, that the exchange notes they will receive are being acquired by them in the ordinary course of business and that at the time the exchange offer is completed the holders had no plans to participate in the distribution of the exchange notes; and

•	no judicial or administrative proceeding is pending or shall have been threatened that would limit us from proceeding with the exchange offer.

Exchange Agent

SunTrust Bank, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. Requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent. You should send certificates for the outstanding notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

By Registered or Certified Mail or Overnight Courier:

SunTrust Bank

Attention: Felicia H. Powell, Trust Officer

25 Park Place

24th Floor (Mail Code 008)

Atlanta, GA 30303

By Hand Delivery:

SunTrust Robinson Humphrey Capital Markets

Attention: Randy Brougher

125 Broad Street, 3rd Floor

New York, NY 10004

By Facsimile Transmission:

(for eligible institutions only)

404-588-7335; Attention: Felicia H. Powell

To Confirm by Telephone or for Information:

404-588-7093

Delivery of the letter of transmittal to an address other than as listed above or transmission of instructions via facsimile other than as described above does not constitute a valid delivery of the letter of transmittal.

Solicitation of Tenders; Fees and Expenses

We will bear the expenses of soliciting holders of outstanding notes to determine if such holders wish to tender those notes for exchange notes. The principal solicitation under the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph, telephone or telecopier.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.

You will not be obligated to pay any transfer tax in connection with the exchange, except if you instruct us to register exchange notes in the name of, or request that notes not tendered or not accepted in the exchange offer be returned to, a person other than you, in which event you will be responsible for the payment of any applicable transfer tax.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

Participation in the Exchange Offer; Untendered Outstanding Notes

Participation in the exchange offer is voluntary. Holders of outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

As a result of the making of, and upon acceptance for exchange of all of the outstanding notes tendered under the terms of, this exchange offer, we will have fulfilled a covenant contained in the terms of the registration rights agreement. Holders of outstanding notes who do not tender in the exchange offer will continue to hold their outstanding notes and will be entitled to all the rights, and subject to the limitations, applicable to the outstanding notes under the indenture. Holders of outstanding notes will no longer be entitled to any rights under the registration rights agreement that by their terms terminate or cease to have further effect as a result of the making of this exchange offer. See “Description of the Exchange Notes”. All untendered outstanding notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent the outstanding notes are tendered and accepted, there will be fewer outstanding notes remaining following the exchange, which could significantly reduce the liquidity of the untendered notes.

We may in the future seek to acquire our untendered outstanding notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. We intend to make any acquisitions of the outstanding notes following the applicable requirements of the Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any outstanding notes that are not tendered in the exchange offer, except in those circumstances in which we may be obligated to file a shelf registration statement.

USE OF PROCEEDS

The exchange offer is intended to satisfy certain of our obligations under our registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes. Because we are exchanging the outstanding notes for the exchange notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness.

The proceeds of the offering of outstanding notes, which amounted to approximately $148.9 million, along with borrowings under the ABS Facility and the Revolving Credit Facility and cash on hand, were used to (1) finance the cash portion of the merger consideration (approximately $835 million) and our capital and liquidity needs (including refinancing of certain existing indebtedness of Yellow Roadway and USF) and (2) pay related fees and expenses.

RATIO OF EARNINGS TO FIXED CHARGES

We have computed the ratio of earnings to fixed charges for each of the following periods on a consolidated basis. For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of pretax income from continuing operations plus fixed charges (excluding capitalized interest). “Fixed charges” represent interest incurred (whether expensed or capitalized), amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest. The pro forma computations give effect to the merger and related financings, including the consummation of the offering of the outstanding notes, as if they had occurred on January 1, 2004. You should read the ratio of earnings to fixed charges in conjunction with our consolidated financial statements that are incorporated by reference in this prospectus.

	Historical										Pro Forma		Historical		Pro Forma
	Fiscal Years December 31,												Three Months Ended March 31, 2005
	2000		2001		2002		2003		2004		2004
Ratio of Earnings to Fixed Charges	8.6	x	2.7	x	4.1	x	3.5	x	6.1	x	4.0	x	7.2	x		3.7x

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2005 on a historical basis and on a pro forma basis. The pro forma presentations give effect to the merger and related financings, including the offering of the outstanding notes, as if they had occurred on March 31, 2005. See “Unaudited Condensed Combined Pro Forma Financial Data”.

	At March 31, 2005
	Actual	Pro Forma for the Merger and Related Financings
	(in thousands)
Cash and cash equivalents	$101,385	$37,665

Debt (including current maturities):
Yellow Roadway:
Unsecured revolving loan borrowings	$—	$—
3.375% contingent convertible senior notes due 2023	150,000	150,000
5.0% contingent convertible senior notes due 2023	250,000	250,000
Senior floating rate notes due 2008	—	150,000
Roadway Group:
Senior notes due 2008	225,000	225,000
Receivables subsidiary:
ABS borrowings	—	555,000
USF:
6.5% USF unsecured notes due 2009	—	100,000
8.5% USF unsecured notes due 2010	—	150,000
Miscellaneous:
Industrial development bonds	13,900	13,900
Capital leases and other	—	71

Total debt	638,900	1,593,971

Shareholders’ equity:
Common stock, $1 par value	50,976	59,996
Capital surplus	714,470	1,153,575
Retained earnings	600,377	600,377
Accumulated other comprehensive loss	(33,016)	(33,016)
Unamortized restricted stock awards	(22,864)	(22,864)
Treasury stock, at cost	(39,621)	(39,621)

Total shareholders’ equity	1,270,322	1,718,447

Total capitalization	$1,909,222	$3,312,418

Notes:

The capitalization table shown above does not include cash flows generated by Yellow Roadway and USF during the period of time prior to the closing date of the merger.

The capitalization table shown above does not reflect fair value adjustments of $44.9 million that are included in the unaudited condensed combined pro forma balance sheet as of March 31, 2005 included in this prospectus.

For information regarding letters of credit issued under our bank credit agreement and under our recently amended bank financing and ABS Facility, see “Description of Certain Other Indebtedness”.

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA

The following unaudited condensed combined pro forma financial statements and explanatory notes have been prepared to give effect to the merger and the related financing transactions, including the offering of the outstanding notes. At the effective time of the merger, Yankee II LLC, a newly formed wholly owned subsidiary of Yellow Roadway, merged with and into USF, with USF as the surviving entity. As a result of the merger, USF became a wholly owned subsidiary of Yellow Roadway. The transaction is being accounted for as a purchase business combination.

Upon the effectiveness of the merger, each share of USF stock (except those shares owned directly or indirectly by USF or Yellow Roadway) was converted into the right to receive 0.31584 shares of Yellow Roadway common stock and $29.25 in cash.

In accordance with Article 11 of Regulation S-X under the Securities Act of 1933, an unaudited condensed combined pro forma balance sheet as of March 31, 2005 and an unaudited condensed combined pro forma statement of operations for the three months ended March 31, 2005 and for the year ended December 31, 2004 have been prepared to reflect the merger (treated as an acquisition of USF) and the consummation of the related financing transactions, including the offering of the outstanding notes. The following unaudited condensed combined pro forma financial statements have been prepared based upon historical financial statements of Yellow Roadway and USF. The unaudited condensed combined pro forma financial statements reflect certain balance sheet and statement of operations reclassifications made to conform USF’s presentations to those of Yellow Roadway. The unaudited condensed combined pro forma financial statements should be read in conjunction with:

•	Yellow Roadway’s historical audited consolidated financial statements for the year ended December 31, 2004, and its unaudited condensed consolidated financial statements as of March 31, 2005 and for the three months ended March 31, 2005 incorporated by reference in this prospectus; and

•	USF’s historical audited consolidated financial statements for the year ended December 31, 2004 and its unaudited condensed consolidated financial statements as of April 2, 2005 and for the quarter ended April 2, 2005 included in our Current Report on Form 8-K, as amended, incorporated by reference in this prospectus.

The unaudited condensed combined pro forma balance sheet was prepared by combining Yellow Roadway’s historical unaudited consolidated balance sheet as of March 31, 2005 and USF’s historical unaudited consolidated balance sheet as of April 2, 2005, adjusted to reflect the merger and the consummation of the related financing transactions, including the offering of the outstanding notes, as if each had occurred on March 31, 2005.

The unaudited condensed combined pro forma statement of operations was prepared using the historical consolidated statement of operations for both Yellow Roadway and USF assuming the merger and related financing transactions, including the offering of the outstanding notes, had each occurred on January 1, 2004. The unaudited condensed combined pro forma statement operations for the year ended December 31, 2004 was prepared by combining the historical audited consolidated statement of operations of Yellow Roadway and the historical audited consolidated statement of income of USF for the year ended December 31, 2004. The unaudited condensed combined pro forma statement of operations for the three months ended March 31, 2005 was prepared by combining the historical unaudited consolidated statement of operations of Yellow Roadway for the three months ended March 31, 2005 and the historical unaudited consolidated statement of income of USF for the quarter ended April 2, 2005. The unaudited condensed combined pro forma statements of operations give effect to the costs associated with financing the merger, including interest expense and amortization of deferred financing costs associated with our financing transactions, including the offering of the outstanding notes, and the impact of other purchase accounting adjustments.

The unaudited condensed combined pro forma financial statements are prepared for illustrative purposes only, and do not purport to represent, and are not necessarily indicative of, the operating results or financial position that would have occurred if the merger transaction described above had been consummated at the beginning of the period or the date indicated, nor are they necessarily indicative of any future operating results or financial position. The unaudited condensed combined pro forma financial statements do not include any adjustments related to any restructuring charges, profit improvements, potential cost savings or one-time charges which may result from the merger or the result of final valuations of tangible and intangible assets and liabilities.

The process of valuing USF’s tangible and intangible assets and liabilities as well as evaluating accounting policies for conformity, including accounting policies related to claims and insurance accruals, is still in the preliminary stages. Material revisions to our current estimates could be necessary as the valuation process and accounting policy review are finalized. We have begun to finalize the process of determining the fair value at the date of acquisition of the tangible and intangible assets and liabilities of USF. As a result of this process, we anticipate that a portion of the amount classified as goodwill in the unaudited condensed combined pro forma financial statements, which in accordance with Statement of Financial Accounting Standards No. 142 will not be amortized, will be reclassified to the tangible and identified intangible assets and liabilities acquired, based on their estimated fair values at the date of acquisition. These tangible and identified intangible assets will be depreciated and amortized over their estimated useful lives. As a result, the actual amount of depreciation and amortization expense may be materially different from that presented in the unaudited condensed combined pro forma statement of operations and the effects cannot be quantified at this time.

Unaudited Condensed Combined Pro Forma Balance Sheet

At March 31, 2005

	Historical		Pro Forma
	Yellow Roadway	USF	Adjustments			Combined
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$101,385	$151,679		$(835,399)	(1)	$37,665
				555,000	(2)
				150,000	(3)
				(85,000)	(4)
Accounts receivable, net	814,202	317,355				1,131,557
Prepaid expense and other	93,600	35,491		(1,053)	(5)	128,038
Deferred income taxes	72,814	35,450				108,264

Total current assets	1,082,001	539,975		(216,452)		1,405,524

Property and equipment, at cost	2,671,736	1,462,611		19,000	(6)	3,468,225
				(685,122)	(7)
Less: accumulated depreciation	(1,256,731)	(685,122)		685,122	(7)	(1,256,731)

Net property and equipment	1,415,005	777,489		19,000		2,211,494

Goodwill	634,364	99,551		(99,551)	(8)	1,405,955
				771,591	(1)
Intangibles	464,975	185		(185)	(8)	464,975
Other assets	49,629	33,803		(2,629)	(5)	84,503
				3,700	(4)

Total Assets	$3,645,974	$1,451,003		$475,474		$5,572,451

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$257,774	$79,774	$			$337,548
Wages, vacations and employees’ benefits	397,026	93,609				490,635
Other current and accrued liabilities	233,453	114,923				348,376
ABS borrowings	—	—		555,000	(2)	555,000
Current maturities of long-term debt	404,400	65				404,465

Total current liabilities	1,292,653	288,371		555,000		2,136,024

Long-term liabilities:
Long-term debt, less current portion	252,320	250,006		150,000	(3)	679,448
				27,122	(9)
Claims and other liabilities	221,793	108,524				330,317
Accrued pension and postretirement health-care costs	289,242	—				289,242
Deferred income taxes	319,644	101,1087		(1,858)	(10)	418,973

Total long-term liabilities	1,082,999	459,717		175,264		1,717,980

Total shareholders’ equity	1,270,322	702,915		(702,915)	(11)	1,718,447
				448,125	(1)

Total Liabilities and Shareholders’ Equity	$3,645,974	$1,451,003		$475,474		$5,572,451

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Year Ended December 31, 2004

	Historical		Pro Forma
	Yellow Roadway	USF	Adjustments			Combined
	(in thousands, except per share data)
Revenue	$6,767,485	$2,394,579	$			$9,162,064

Operating expenses:
Salaries, wages and employees’ benefits	4,172,144	1,457,030				5,629,174
Operating expenses and supplies	1,011,864	378,287				1,390,151
Purchased transportation	752,788	179,880				932,668
Other operating expenses	469,088	315,637		547	(12)	785,772
				500	(13)

Total operating expenses	6,405,884	2,330,834		1,047		8,737,765

Operating income	361,601	63,745		(1,047)		424,299

Interest expense	43,954	20,917		20,763	(12)	85,634
Other, net	19,984	(1,030)				18,954

Nonoperating expenses, net	63,938	19,887		20,763		104,588

Income from continuing operations before income taxes	297,663	43,858		(21,810)		319,711
Income tax provision	113,336	20,063		(8,419)	(14)	124,980

Income from continuing operations	$184,327	$23,795		$(13,391)		$194,731

Earnings per share from continuing operations:
Basic	$3.83	$0.86				$3.41
Diluted	3.75	0.85				3.35
Average common shares outstanding:
Basic	48,149	27,805				57,169
Diluted	49,174	27,982				58,194

Unaudited Condensed Combined Pro Forma Statement of Operations

For the Three Months Ended March 31, 2005

	Historical		Pro Forma
	Yellow Roadway	USF	Adjustments			Combined
	(in thousands, except per share data)
Revenue	$1,677,961	$597,977	$			$2,275,938

Operating expenses:
Salaries, wages and employees’ benefits	1,033,447	361,947				1,395,394
Operating expenses and supplies	256,457	106,047				362,504
Purchased transportation	183,653	45,879				229,532
Other operating expenses	114,415	87,673		137	(12)	202,350
				125	(13)

Total operating expenses	1,587,972	601,546		262		2,189,780

Operating income (loss)	89,989	(3,569)		(262)		86,158

Interest expense	8,615	4,545		5,065	(12)	18,225
Other, net	771	351				1,122

Nonoperating expenses, net	9,386	4,896		5,065		19,347

Income (loss) from continuing operations before income taxes	80,603	(8,465)		(5,327)		66,811
Income tax provision (benefit)	30,710	(2,674)		(2,056)	(14)	25,980

Income (loss) from continuing operations	$49,893	$(5,791)		$(3,271)		$40,831

Earnings (loss) per share from continuing operations:
Basic	$1.02	$(0.20)				$0.71
Diluted	0.96	(0.20)				0.67
Average common shares outstanding:
Basic	48,797	28,369				57,817
Diluted	52,193	28,369				61,213

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA

FINANCIAL STATEMENTS

(1)	The process of valuing USF’s tangible and intangible assets and liabilities as well as evaluating accounting policies for conformity, including accounting policies related to claims and insurance accruals, is still in the preliminary stages. Material revisions to our current estimates could be necessary as the valuation process and accounting policy review are finalized. These unaudited condensed combined pro forma financial statements do not purport to represent, and are not necessarily indicative of, the operating results or financial position that would have occurred had the merger and related financings been consummated at the date indicated, nor are they necessarily indicative of future operating results.

The purchase price is estimated as follows (in thousands, except per share data):

Merger consideration of approximately $1.3 billion, based on 0.31584 shares of Yellow Roadway common stock and $29.25 in cash for each USF share. For purchase accounting purposes, the Yellow Roadway common stock component of the merger consideration was valued at $49.68 per share, which represents the simple average of the daily opening and closing trade prices for the period from April 28, 2005 through May 3, 2005, the period immediately surrounding the date of the announcement of the amended merger.

Cash	$835,399
Common stock (9.0 million Yellow Roadway shares)	448,125

Total acquisition consideration	1,283,524
Acquisition and change of control costs	70,300

Total purchase price	1,353,824
Net tangible assets acquired at fair value	582,233	*

Costs in excess of net tangible assets of the acquired company (goodwill)	$771,591	**

*	Net tangible assets acquired at fair value is comprised of the following (in thousands):

USF historical net tangible assets at March 31, 2005		$603,179
Purchase accounting adjustments, as described in the following notes:
Merger related expenses incurred by USF	(11,000)
Write-off of certain deferred financing costs	(3,682)
Adjust property and equipment to fair value	19,000
Adjust unsecured notes to fair value	(27,122)
Current and deferred income taxes associated with purchase accounting adjustments	1,858

Total purchase accounting adjustments		(20,946)

Net tangible assets acquired at fair value		$582,233

**	Goodwill reflects the preliminary estimated adjustment for the costs in excess of net tangible assets of USF at estimated fair value. Subsequent to closing of the merger, we will be completing a study to determine the allocation of the total purchase price to the various tangible and intangible assets acquired and the liabilities assumed in order to allocate the purchase price. Management believes, on a preliminary basis, there may be intangible assets that will be assigned a fair value in the purchase price allocation. The sensitivity of the valuations regarding the above can be significant. Accordingly, as we conclude our evaluation of the assets acquired and the liabilities assumed upon closing of the acquisition, allocation of the purchase price among the tangible and intangible assets will be subject to change. Any such change also may impact results of operations.

(2)	Reflects additional borrowings under our ABS Facility.

(3)	Reflects gross proceeds of the offering of the outstanding notes.

(4)	Represents costs associated with completing the merger and the related financing transactions as follows (in thousands):

Direct transaction costs, including investment banking, legal, accounting and other fees:
Yellow Roadway	$19,000
USF	11,000
Deferred debt issuance costs	3,700
Change of control costs	49,900	*
Director, officer and fiduciary insurance premium costs	1,400

Total	$85,000

*	The change of control costs represent the estimated maximum cost of various change of control provisions for key USF executives.

(5)	Represents the write-off of USF’s deferred financing costs.

(6)	Represents the net adjustment to USF’s property and equipment based on initially estimated fair values.

(7)	Represents the elimination of USF’s historical accumulated depreciation.

(8)	Represents the elimination of historical goodwill and intangibles of USF.

(9)	Represents an increase in the fair value of USF’s bonds based on current market prices.

(10)	Represents the impact on currently payable and deferred income taxes of the pro forma adjustments presented.

(11)	Represents the elimination of USF’s historical shareholders’ equity balance.

(12)	Adjustment to record additional interest expense and amortization of deferred financing costs on borrowings related to our currently contemplated financing transactions related to the merger. The estimated weighted average annual interest rate of the currently contemplated debt structure is 3.7%. A 1/8th % change in the variable interest rates associated with the borrowings would have a $0.9 million effect on annual interest expense.

(13)	Adjustment to record additional depreciation expense on the new basis of USF’s property and equipment.

(14)	Adjustment to record the income tax impact of the pro forma adjustments at an effective income tax rate of 38.6%.

BUSINESS

General Development of Yellow Roadway’s Business

One of the largest transportation service providers in the world, we are a holding company that through wholly owned operating subsidiaries offer our customers a wide range of asset and non-asset-based transportation services. The Yellow Roadway portfolio of brands provides one of the most comprehensive packages of services for the shipment of industrial, commercial and retail goods domestically and internationally.

On May 24, 2005, we successfully closed the acquisition of USF, which became a subsidiary of Yellow Roadway. Consideration for the acquisition included approximately $835 million in cash and approximately 9 million shares of Yellow Roadway common stock for a total purchase price of approximately $1.3 billion. The description of USF’s business is provided separately under “—General Development of USF’s Business” below. The results of USF and its subsidiaries are not included in the historical financial statements of Yellow Roadway included and incorporated by reference in this prospectus, but will be included in future results from the date of acquisition.

On December 11, 2003, we successfully closed the acquisition of Roadway Corporation (“Roadway”). Roadway became Roadway LLC (“Roadway Group”) and a subsidiary of Yellow Roadway. Consideration for the acquisition included approximately $494 million in cash and approximately 18.0 million shares of Yellow Roadway common stock for a total purchase price of approximately $1.1 billion. The Roadway Group has two operating segments, Roadway Express and New Penn Motor Express. The results of the Roadway Group are included in the financial statements included and incorporated by reference in this prospectus since the date of acquisition.

Incorporated in Delaware in 1983 and headquartered in Overland Park, Kansas, we employed approximately 50,000 people as of December 31, 2004. The mailing address of our headquarters is 10990 Roe Avenue, Overland Park, Kansas 66211, and our telephone number is (913) 696-6100. Our website is www.yellowroadway.com. Information contained on our web site is not incorporated by reference into this prospectus, and you should not consider information contained on our web site as part of this prospectus.

Yellow Transportation

Yellow Transportation Inc. (“Yellow Transportation”) is a leading transportation services provider that offers a full range of regional, national and international services for the movement of industrial, commercial and retail goods, primarily through centralized management and customer facing organizations. Approximately 40% of Yellow Transportation shipments are completed in two days or less.

Yellow Transportation offers a full range of services for the movement of industrial, commercial, and retail goods and provides transportation services by moving shipments through its regional, national and international networks of terminals, utilizing primarily ground transportation equipment that we own or lease. The Yellow Transportation mission is to be the leading provider of guaranteed, time-definite, defect-free, hassle-free transportation services for business customers worldwide. Yellow Transportation addresses the increasingly complex transportation needs of its customers through service offerings such as:

•	Exact Express®—a premium expedited and time-definite ground service with an industry-leading 100% satisfaction guarantee;

•	Definite Delivery®—a guaranteed on-time service with constant shipment monitoring and proactive notification;

•	Standard Ground™—a ground service with complete coverage of North America;

•	Standard Ground™ Regional Advantage—a high-speed service for shipments moving between 500 and 1,500 miles; and

•	MyYellow®.com—a leading edge e-commerce web site offering secure and customized online resources to manage transportation activity.

Yellow Transportation, founded in 1924, serves more than 400,000 manufacturing, wholesale, retail and government customers throughout North America. Operating from 332 strategically located terminals with 12,945 doors, Yellow Transportation provides service throughout North America, including within Puerto Rico and Hawaii. Shipments range from 100 to 40,000 pounds, with an average shipment size of 1,000 pounds traveling an average distance of more than 1,200 miles. Yellow Transportation has nearly 700 employees with sales responsibilities.

As of December 31, 2004, approximately 23,000 Yellow Transportation employees are dedicated to operating the system that supports 280,000 shipments in transit at any time. An operations research and engineering team is responsible for the equipment, routing, sequencing and timing of nearly 59 million miles per month. At December 31, 2004, Yellow Transportation had 7,858 owned tractors, 536 leased tractors, 33,106 owned trailers and 58 leased trailers.

Based in Overland Park, Kansas, Yellow Transportation accounted for 47% of our total operating revenue in 2004, 92% of our total operating revenue in 2003 and 97% of our total operating revenue in 2002 (excluding SCS Transportation, Inc. (“SCST”), which we spun off in 2002).

Roadway Express and Reimer Express

Roadway Express

Roadway Express, Inc. (“Roadway Express”) is a leading transportation services provider that offers a full range of regional, national and international services for the movement of industrial, commercial and retail goods, primarily through regionalized management and customer facing organizations. Approximately 30% of Roadway Express shipments are completed in two days or less. Roadway Express owns 100% of Reimer Express, located in Canada, that specializes in shipments into, across and out of Canada.

Founded in 1930, Roadway Express, through its extensive network of 366 terminals with 13,745 doors located throughout North America, offers long-haul, interregional and regional less-than-truckload freight services on two-day and beyond lanes. Roadway Express is a leading transporter of industrial, commercial and retail goods with a variety of innovative services designed to meet customer needs. Roadway Express provides seamless, freight service among all 50 states, Canada, Mexico and Puerto Rico, and offers import and export services to more than 100 additional countries worldwide through offshore agents. Reimer Express provides service in Canada, while YRC Transportation Mexicana S.A. de C.V. handles service in Mexico.

Roadway Express’ freight services include apparel, appliances, automotive parts, chemicals, food, furniture, glass machinery, metal and metal products, non-bulk petroleum products, rubber, textiles, wood and miscellaneous manufactured products. Roadway Express also offers truckload (“TL”) services to complement its LTL business, usually to fill back hauls and maximize equipment utilization. Back haul is the process of moving trailers (often empty or partially full) back to their destination after a delivery. In addition, Roadway Express provides higher margin specialized services, including guaranteed expedited services, time-specific delivery, North American international services, coast-to-coast air delivery, sealed trailers, product returns, cold-sensitive protection and government material shipments. The Roadway Express suite of time-based services provides customers the flexibility to choose next day and beyond service on the ground or in the air at any hour, day or night, anywhere across North America with extreme reliability. These service offerings include:

•	Time-Critical™ Service—a premium expedited and time-definite service designed to meet any need at any speed with delivery windows as precise as one hour. Time Critical service delivers industry-leading reliability and is backed by a 100% on-time, no-invoice guarantee.

•	Time-Critical™ Multi-Day Window Service—a service option providing customers the ability to select any size multiple day delivery window and is guaranteed not to deliver early or late. Multi-Day Window service is ideal for vendors shipping to retailers trying to avoid costly charge-backs when faced with strict window delivery requirements.

•	Time-Advantage™ Service—Roadway Express’ newest expedited service option providing customers the ability to pick the speed to match their need on the ground or in the air anywhere throughout North America.

•	Sealed Divider™—a dedicated service providing extra protection in transit with customers paying only for the space used on a trailer.

•	My.roadway.com—a secure e-commerce web site offering online resources for shipment visibility and management in real time.

Roadway Express employed approximately 23,000 employees as of December 31, 2004. At that date, it owned 6,457 tractors and 29,994 trailers and leased 2,903 tractors and 2,101 trailers. Headquartered in Akron, Ohio, Roadway Express accounted for 46% of our total operating revenue in 2004.

Reimer Express

Founded in 1952, Reimer Express, a wholly owned subsidiary of Roadway Express, offers Canadian shippers a selection of direct connections within Canada, throughout North America and around the world. Its network and information systems are completely integrated with those of Roadway Express. Integration with Roadway Express enables Reimer Express to provide seamless cross-border services between Canada, Mexico and the U.S. At December 31, 2004, Reimer Express had approximately 1,400 employees and operated through 22 terminals. Reimer Express owned 301 tractors (excludes owner-operator tractors) and 499 trailers and leased 86 tractors and 535 trailers as of December 31, 2004. All of the operating statistics of Reimer disclosed in this paragraph are also included in the Roadway Express statistics previously discussed.

New Penn

Roadway Next Day Corporation owns 100% of New Penn Motor Express, Inc. (“New Penn”), which provides regional, next-day ground services through a network of terminals located in the Northeastern United States (“U.S.”), Quebec, Canada and Puerto Rico.

Founded in 1931, New Penn is a regional, next-day, ground LTL carrier of general commodities. Through a network of 23 terminals with 1,235 doors, and using 854 owned tractors and 1,716 owned trailers as of December 31, 2004, New Penn services twelve states in the Northeastern U.S., Quebec and Puerto Rico and has links to the Midwest and Southeast regions of the U.S. and Ontario. At December 31, 2004, New Penn had more than 2,000 employees. 95% of New Penn shipments are delivered next-day in the Northeast region of the U.S. Headquartered in Lebanon, Pennsylvania, New Penn accounted for 4% of our total operating revenue in 2004.

Meridian IQ

Meridian IQ is a non-asset-based global transportation management company that plans and coordinates the movement of goods throughout the world, providing customers a faster return on investment, more efficient supply-chain processes and a single source for transportation management solutions. Non-asset-based service providers (i.e. logistics providers), such as Meridian IQ, arrange for and expedite the movement of goods and materials through the supply chain. As is typical with logistics providers, Meridian IQ neither owns nor operates the physical assets necessary to move goods, eliminating the significant capital requirements that asset-based providers normally require. This lower asset requirement allows the non-asset-based firms to reduce variable costs in economic downturns.

Meridian IQ delivers a wide range of global transportation management services, with the ability to provide customers improved return-on-investment results through flexible, fast and easy-to-implement transportation services and technology management solutions. Meridian IQ has approximately 18,000 transactional and 200 contractual customers.

Meridian IQ offers the following services:

•	International forwarding and customs brokerage—arranging for the administration, transportation and delivery of goods worldwide;

•	Multi-modal brokerage services—providing companies with daily shipment needs with access to volume capacity and specialized equipment at competitive rates;

•	Domestic forwarding and expedited services—arranging guaranteed, time-definite transportation for companies within North America requiring time-sensitive delivery options and guaranteed reliability; and

•	Transportation solutions and technology management—web-native transportation management systems enabling customers to manage their transportation network centrally with increased efficiency and visibility. When combined with network consulting and operations management any organization, regardless of size, can outsource transportation functions partially or even entirely with Meridian IQ.

At December 31, 2004, Meridian IQ had approximately 650 employees, including 125 located in the U.K. and 20 in Peru. Meridian IQ has a sales force of approximately 40, including 10 located in the U.K. Based in Overland Park, Kansas, Meridian IQ accounted for 3% of our total operating revenue in 2004, 4% of our total operating revenue in 2003 and 3% of our total operating revenue (excluding SCST) in 2002.

On March 1, 2005, Meridian IQ acquired the Shanghai-based GPS Logistics Group. The acquisition, which added the resources of 230 employees located in 25 offices throughout Asia, is designated to further advance Meridian IQ as a single source for comprehensive and seamless global logistics solutions. The acquisition will also provide management depth and expertise in China.

Yellow Roadway Technologies

Yellow Roadway Technologies, Inc. is headquartered in Overland Park, Kansas and has approximately 300 employees. Yellow Roadway Technologies and Meridian IQ together provide hosting, infrastructure services and managed transportation business systems development.

General Development of USF’s Business

USF provides comprehensive supply chain management services in four business segments through its operating subsidiaries. In the LTL segment, carriers provide regional and inter-regional delivery throughout the U.S., certain areas of Canada and throughout Mexico. USF’s TL segment offers premium regional and national truckload services. The logistics (“Logistics”) segment provides dedicated carriage, cross-dock operations, supply chain management, contractual warehousing, and domestic ocean freight forwarding. USF’s corporate and other segment performs support activities for USF’s business segments including executive, information technology (“IT”), corporate sales and various financial management functions. The principal subsidiaries of the LTL segment are Holland, Bestway, Reddaway and Dugan. USF Glen Moore Inc. (“Glen Moore”) is USF’s TL carrier. Logistics is comprised of USF Logistics Services Inc.

In December 2003, USF began offering transportation and logistics services in Mexico and across the United States / Mexico border through a joint venture with the shareholders of Autolineas Mexicanas S.A. de C.V. (“ALMEX”). ALMEX is a nationwide LTL carrier in Mexico and has a network of 52 terminals providing service to virtually the entire country.

In May 2004, USF shut down Red Star, USF’s former Northeast carrier. Subsequent to the closure of Red Star USF announced plans to expand Holland’s operations into the Northeast.

On February 25, 2005, USF sold 100% of the stock of USF Processors Inc. for $4.5 million in cash to Carolina Logistic Services Inc. USF Processors Inc. was USF’s food and pharmaceutical reverse logistics operation and was previously included in USF’s Logistics segment. USF Processors Inc. had revenue of $33 million in 2004.

LTL Trucking

LTL shipments are defined as shipments of less than 10,000 pounds. Typically, LTL carriers transport freight along scheduled routes from multiple shippers to multiple consignees utilizing a network of terminals together with fleets of line-haul and pickup and delivery tractors and trailers. Freight is picked up from customers by local drivers and consolidated for shipment. The freight is then loaded into intercity trailers and transferred by line-haul drivers to the terminal servicing the delivery area. There, the freight is transferred to local trailers and delivered to its destination by local drivers.

LTL carriers are generally categorized as regional, interregional or long-haul carriers, depending on the distance freight travels from pickup to final delivery. Regional LTL carriers usually have average lengths of haul of 500 miles or less and tend to provide either overnight or second-day service. Regional LTL carriers usually are able to load freight for direct transport to a destination terminal, thereby avoiding the costly and time-consuming use of relay or breakbulk terminals (where freight is rehandled and reloaded to its ultimate destination). In contrast, long-haul LTL carriers (average lengths of haul in excess of 1,000 miles) operate networks of relay or breakbulk and satellite terminals (hub-spoke systems) and rely heavily on interim handling of freight. Interregional carriers (500 to 1,000 miles per average haul) also rely on breakbulk terminals but to a lesser degree than long-haul carriers.

USF’s LTL trucking subsidiaries principally compete against regional, interregional and long-haul LTL carriers. To a lesser degree, USF competes against truckload carriers, overnight package companies, railroads and airlines. Significant barriers to entry into the regional LTL market exist as a result of the substantial capital requirements for terminals, tractors and trailers. LTL is a competitive market with intense pricing pressure and increasing costs that present a challenge to profit margins.

USF’s LTL trucking subsidiaries’ three primary LTL service products are USF Premier® (“Premier”), USF PremierPlus® (“PremierPlus”) and USF Guaranteed® (“Guaranteed”). Premier service is overnight and second-day deliveries generally within each of USF’s LTL trucking subsidiaries’ regional service areas. PremierPlus service is interregional longer haul service between two of USF’s LTL trucking subsidiaries. Guaranteed service includes deliveries within USF’s regional and interregional service areas with a guaranteed date of delivery. Revenue for USF’s Premier, PremierPlus and Guaranteed services accounted for approximately 87%, 12% and 1%, respectively, of the total LTL trucking revenue in 2004. USF’s Premier and PremierPlus revenue included both LTL and TL shipments. The average length of haul, for combined inter- and intra-regional service was approximately 506 miles.

Holland is the largest of USF’s operating subsidiaries, transporting LTL shipments interstate throughout the Central U.S., Eastern Canada and into the Southeastern U.S. Holland operates from 67 terminals and uses predominantly single 48 and 53 foot trailers. Its average length of Premier line-haul in 2004 was approximately 384 miles.

Truckload Trucking

TL shipments are defined as shipments of 10,000 or more pounds. Typically, TL carriers transport freight along irregular routes from single shippers to single consignees, without the necessity of a network of terminals, using fleets of line-haul sleeper tractors and trailers. Full truckload freight is picked up from the customer and delivered to its final destination by either an employee driver or an independent owner-operator under a leasing agreement.

Glen Moore transports TL shipments interstate throughout the U.S. generally from the Northeastern and Southeastern states to the West Coast and into the North Central states. It also operates over shorter distances in certain of its dedicated customer lanes. At the end of 2004, Glen Moore operated 760 tractors and 3,116 trailers. Glen Moore primarily utilizes sleeper line-haul tractors and 53 foot trailers. Its average length of haul in 2004 was approximately 200 miles for its short-haul dedicated business and approximately 700 miles for its traditional long-haul business.

Logistics Subsidiary

Logistics provides dedicated carriage, cross-dock operations, supply chain management, contractual warehousing, and domestic ocean freight forwarding services to the retail and industrial markets with a focus on consolidation/distribution and fulfillment programs.

Logistics has grown through acquisitions in the warehousing industry and start up operations designed to serve large customers’ special needs in the steel industry, wholesale food industry, specialized retail customers and other freight management operations. USF’s cross-docking operation, which accounts for 39% of Logistics’ revenue, has increased in size through a combination of geographic acquisitions and internal expansion to meet the needs of its retail customers. It operates out of 18 centers in the larger metropolitan areas of the U.S.

DESCRIPTION OF THE EXCHANGE NOTES

Yellow Roadway Corporation issued $150 million aggregate principal amount of the outstanding notes under an Indenture (as supplemented to the date hereof, the “Indenture”), dated as of May 24, 2004, among itself, certain of its Subsidiaries and SunTrust Bank, as Trustee. The exchange notes will also be issued under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Certain terms used in this description are defined under the subheading “—Certain Definitions”. In this description, the words “Company”, “we”, “us” and “our” refer only to Yellow Roadway Corporation and not to any of its subsidiaries or affiliates. The following description is only a summary of the material provisions of the Indenture and the Registration Rights Agreement. We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as Holders of these Notes. You may request copies of these agreements at our address set forth under the heading “Where You Can Find More Information”.

The terms of the exchange notes will be identical in all material respects to the outstanding notes, except that the exchange notes will not contain certain transfer restrictions and holders of the exchange notes will no longer have any registration rights or be entitled to additional interest. The Trustee will authenticate and deliver exchange notes for original issue only in exchange for a like principal amount of outstanding notes. Any outstanding notes that remain outstanding after the consummation of the exchange offer, together with the exchange notes, will be treated as a single class of securities under the Indenture. Accordingly, all references in this section to “notes” or the “Notes” refer collectively to the outstanding notes and exchange notes, and all references in this section to specified percentages in aggregate principal amount of the outstanding notes will be deemed, at any time after the exchange offer is consummated, to be the same percentage in aggregate principal amount of the outstanding notes and the exchange notes then outstanding.

General

The outstanding notes are, and the exchange notes will be:

•	unsecured senior obligations of the Company; and

•	guaranteed by each Subsidiary Guarantor.

Principal, Maturity and Interest

The Company issued the outstanding notes initially with a maximum aggregate principal amount of $150 million. The Company will issue the Notes in denominations of $2,000 and any integral multiple of $1,000. The Notes will mature on May 15, 2008. We are permitted to issue more Notes from time to time under the Indenture in an unlimited principal amount (the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments and redemptions. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Exchange Notes”, references to the Notes include any Additional Notes actually issued.

Interest on the Notes will accrue at a rate per annum, reset quarterly, equal to LIBOR plus 1.375%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee. Interest on the Notes will be payable quarterly in arrears on February 15, May 15, August 15 and November 15, commencing on August 15, 2005 in the case of the Notes issued on the Issue Date, to the Holders of record of the Notes on the immediately preceding February 1, May 1, August 1 and November 1. Interest on the Notes will accrue from the Issue Date or, if interest has already been paid, from the date it was most recently paid. Additionally, the Company will pay interest on overdue principal at the above rate and will pay interest on overdue installments of interest at such rate, in each case, to the extent lawful.

The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of such Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period. All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The Calculation Agent will, upon the request of any Holder of Notes, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, the Subsidiary Guarantors and the Holders of the Notes.

Additional interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement. See “—Registered Exchange Offer; Registration Rights”.

Optional Redemption

We will not be entitled to redeem the Notes at our option prior to November 15, 2006.

On and after November 15, 2006, we will be entitled at our option, at any time and from time to time prior to maturity, to redeem all or a portion of the Notes at 100% of the principal amount thereof plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

If we are redeeming less than all the Notes at any time, the Trustee will select Notes (or any portion of Notes in amounts of $2,000 or integral multiples of $1,000 in excess of $2,000) for redemption as follows: (1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or (2) if the Notes are not so listed or there are no such requirements, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, in each case, to the extent practicable. We will redeem Notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Guaranties

Initially Roadway, Roadway Express, Inc., Roadway Next Day Corporation, Mission Supply Company, Yellow Relocation Services, Inc., Yellow Roadway Technologies, Inc., Meridian IQ, Inc., MIQ LLC, Globe.com Lines, Inc., YTI, USF and USF Holland Inc. jointly and severally guarantee, on a senior basis, payment of our obligations under the Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty will be limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See “Risk Factors—The subsidiary guarantees could be deemed fraudulent conveyances or fraudulent transfers under certain circumstances and a court may try to subordinate or void the subsidiary guarantees”.

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Subsidiary

Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

If a Subsidiary Guaranty were rendered voidable as a fraudulent conveyance or a fraudulent transfer under applicable laws, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guaranty could be reduced to zero. See “Risk Factors—The subsidiary guarantees could be deemed fraudulent conveyances or fraudulent transfers under certain circumstances and a court may try to subordinate or void the subsidiary guarantees”.

Pursuant to the Indenture, a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person; provided, however, that in the case of the consolidation, merger or transfer of all or substantially all the assets of such Subsidiary Guarantor, if such other Person is not the Company or a Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Subsidiary Guaranty must be expressly assumed by such other Person if it would constitute a Subsidiary (other than an Excluded Subsidiary), except that such assumption will not be required in the case of:

(1)	the sale, transfer or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor following which such Subsidiary Guarantor is no longer a Subsidiary of the Company; or

(2)	the sale, transfer or other disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to the Company or a Subsidiary of the Company and as permitted by the Indenture. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guaranty will be released from its obligations thereunder.

The Subsidiary Guaranty of a Subsidiary Guarantor also will be released:

(1)	at such time as such Subsidiary Guarantor does not have any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to the covenant described under “—Certain Covenants—Future Guarantors”, whether or not it became a Subsidiary Guarantor by operation of such covenant;

(2)	if we exercise our legal defeasance option or our covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture;

(3)	upon the liquidation or dissolution of such Subsidiary Guarantor; or

(4)	such Subsidiary Guarantor is or becomes an Excluded Subsidiary.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Liens

The Company will not, and will not permit any Subsidiary of the Company to, create, assume, incur or permit to exist any Lien upon any Capital Stock or Indebtedness, whether owned on the Issue Date or thereafter acquired, of any Subsidiary to secure any Indebtedness of the Company, any Subsidiary of the Company or any other Person without in any such case making effective provision whereby all of the Notes shall be directly secured equally and ratably with such Indebtedness; provided, however, there will be excluded from the operation of the foregoing provisions (1) any Lien upon Capital Stock or Indebtedness of any Person existing at the time such Person becomes a Subsidiary or existing or created upon Capital Stock or Indebtedness of a

Subsidiary at the time of acquisition of such Capital Stock or Indebtedness, (2) any Lien upon Capital Stock or Indebtedness of a Subsidiary which is in effect and existing on the Issue Date and (3) Capital Stock or Indebtedness of an Excluded Subsidiary, and in each case, and any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any such Lien; provided further, however, (y) that the principal amount of the Indebtedness secured thereby may not exceed (A) the principal amount of the Indebtedness so secured at the time of such extension, renewal or replacement plus (B) fees and expenses, including premiums and defeasance costs, if any, related to such extension, renewal or replacement and (z) such Lien must be limited to all or such part of the Capital Stock or Indebtedness which secured the Lien so extended, renewed or replaced.

When a Lien securing Indebtedness that gave rise to this covenant’s requirement that the Notes be equally and ratably secured thereby is released or terminated, as the case may be, by the holder or holders thereof, other than the Holders, then the corresponding Lien that secures the Notes shall be deemed automatically released or terminated, as the case may be, without further act or deed on the part of any Person unless there exists another Lien that would require such corresponding Lien to be created, and in such event and at the Company’s request to the Trustee, the Trustee shall execute and deliver to or at the direction of the Company one or more instruments of release or termination, as the case may be, with respect to such corresponding Lien as the Company shall reasonably request.

Future Guarantors

The Company will cause each Significant Domestic Subsidiary (other than any Excluded Subsidiary) that guarantees payment of any Indebtedness of the Company or any Indebtedness of any Significant Subsidiary (other than, in each case, Indebtedness under bank credit facilities), in each case after the Issue Date, to, in each case, at the same time, execute and deliver to the Trustee a Guaranty Agreement, dated effective as of the effective date of such guarantee, pursuant to which such Significant Domestic Subsidiary will guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture; provided, however, if any such guaranteed Indebtedness is subordinated to any other Indebtedness of the Company or such Subsidiary, as the case may be, such guaranteed Indebtedness must be subordinated to the guarantee of the Notes to at least the same extent. Within 20 Business Days following the consummation of the Merger, the Company will cause USF and USF Holland Inc. to guarantee payment of the Notes in the same manner as described in the preceding sentence.

SEC Reports

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will electronically file with the SEC, so long as the Notes are outstanding, such annual and other reports that the Company is required to file (or would otherwise be required to file) with the SEC pursuant to Sections 13 and 15(d) of the Exchange Act, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports, unless, in each case, such filings are not then permitted or accepted by the SEC. The Company agrees that it will not take any action for the purpose of causing the SEC not to permit or accept any such filings. If, notwithstanding the foregoing, the SEC will not permit or accept such filings for any reason, the Company will post the reports specified in the initial sentence of this paragraph on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

Merger and Consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease (as lessor), in one transaction or a series of related transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)	the resulting, surviving or transferee Person if other than the Company (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

(2)	immediately after giving pro forma effect to such transaction, no Default shall have occurred and be continuing; and

(3)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and such supplemental indenture (if any) comply with the applicable provisions of the Indenture.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease by the Company (as lessor) of all or substantially all of its assets, shall be released from all covenants, liabilities and other obligations under the Indenture and the Notes.

Defaults

Each of the following is an Event of Default:

(1)	a default in the payment of interest on the Notes when due, continued for 30 days;

(2)	a default in the payment of principal of any Note when due, including pursuant to any mandatory or optional redemption, upon declaration of acceleration or otherwise;

(3)	the failure by the Company or, so long as the Notes are guaranteed by a Subsidiary Guarantor, by such Subsidiary Guarantor, to comply with its other agreements contained in the Indenture, which non-compliance continues for 60 days after the Company’s receipt of notice from the Trustee or Holders of at least 25% in principal amount of the outstanding Notes specifying such non-compliance and requiring it to be remedied (the “non-compliance provisions”);

(4)	a default under any Indebtedness by the Company or any Subsidiary of the Company (other than an Excluded Subsidiary) having an aggregate principal amount outstanding of at least $40 million, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any Subsidiary of the Company (other than an Excluded Subsidiary) having an aggregate principal amount outstanding of at least $40 million, whether such Indebtedness now exists or shall hereafter be created, which default (A) shall constitute a failure to pay principal of, or premium, if any, or interest on, such Indebtedness when due and payable after the expiration of any applicable grace period with respect thereto or (B) shall have resulted in such Indebtedness becoming or being declared due and payable in its entirety prior to the stated date on which it would otherwise have become so due and payable, and such failure to pay is not cured or such accelerated maturity date is not rescinded or annulled within a period of 10 days after (i) the Company’s receipt of written notice from the Trustee or (ii) the Company’s and the Trustee’s receipt of written notice from Holders of at least 10% in principal amount of the outstanding Notes, in each case, which written notice shall specify such default and require the Company to cause such Indebtedness to be discharged or cause such acceleration to be rescinded or annulled, as the case may be (the “cross default provision”);

(5)	certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the “bankruptcy provisions”); or

(6)	the Subsidiary Guaranty of a Subsidiary Guarantor ceases to be in full force and effect (except as provided in the Indenture) or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty (the “guarantee provisions”).

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of, and accrued but unpaid interest on, all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce any overdue payment regarding its own Notes, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder of the Notes notice of the Default within 90 days after it is known to the Trustee, unless such Default shall have been cured or waived before giving of such notice. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the Holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year and is then continuing, and if so, specifying the nature and status thereof. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, unless such Default shall have been cured or waived before giving of such notice, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or change the stated maturity of any Note;

(4)	reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed, in each case as described under “—Optional Redemption” above;

(5)	make any Note payable in money other than that stated in the Note;

(6)	impair the right of any Holder of the Notes to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)	make any change (A) in the amendment provisions which require each Holder’s consent or in the amendment provision described in the next sentence or (B) in the provisions relating to waiver of past Defaults; or

(8)	release any Subsidiary Guarantor from its Subsidiary Guaranty other than in accordance with the Indenture or change any Subsidiary Guaranty that would adversely affect the Noteholders.

In addition, without the consent of Holders representing 90% of the principal amount of the Notes then outstanding, an amendment or waiver may not reduce the amount payable upon the redemption of any Note or change the time at which the Notes must be redeemed, in each case as described under “—Special Mandatory Redemption” above.

Notwithstanding the preceding paragraph, without the consent of any Holder of the Notes, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for the assumption by a successor Person of the obligations of the Company or any Subsidiary Guarantor under the Indenture, as the case may be;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4)	to add guarantees of payment with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes, or to release a Subsidiary Guarantor or collateral security (or a portion thereof) as permitted by, and pursuant to the provisions of, the Indenture;

(5)	to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

(6)	to make any change that does not adversely affect the rights under the Indenture of any Holder of the Notes (and for purposes of the foregoing, any change in the Indenture, the Notes or the Subsidiary Guaranties made to conform such documents, or any of them, to the descriptions thereof in this offering circular shall be deemed not to adversely affect the rights of any Holder);

(7)	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

(8)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and Discharge

When we (1) deliver to the Trustee all outstanding Notes for cancelation or (2) all outstanding Notes not previously delivered to the Trustee for cancelation have or will become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all such outstanding Notes, including interest thereon to maturity or such redemption date, and if in either case we pay or have deposited for payment all other sums then payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

At any time, we may terminate all our obligations under the Notes and the Indenture (“legal defeasance”), and the Holders of the Notes will not be entitled to the benefits of the Indenture except for rights and obligations respecting the defeasance trust, registration of transfer or exchange of the Notes, issuing temporary Notes, replacement of mutilated, destroyed, lost or stolen Notes, receipt of principal of, and interest on, the original stated due dates, maintenance of an office or agency for payment and legal defeasance provisions of the Indenture.

In addition, at any time we may (i) terminate our obligations under certain covenants described in the Indenture, including the covenants described under “—Certain Covenants”, and thereafter any omissions to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes and (ii) terminate the operation of the non-compliance provisions (except for defaults arising from non-compliance with the provisions that remain applicable as described in the preceding paragraph), the cross default provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the guarantee provisions, in each case described under “—Defaults” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3) (except as noted in the preceding paragraph), (4), (5) (with respect only to Significant Subsidiaries) or (6) under “—Defaults” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guaranty.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

SunTrust Bank is the Trustee under the Indenture. We have appointed SunTrust Bank as Registrar and Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator or owner of any Capital Stock of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture, the Subsidiary Guaranties and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Captive Insurance Entity” means a Subsidiary of the Company that engages in no activities other than issuing or otherwise providing insurance to the Company and its affiliates, and activities directly related to such activities.

“Code” means the Internal Revenue Code of 1986, as amended.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Determination Date” with respect to an Interest Period will be the second London Banking Day preceding the first day of such Interest Period.

“Domestic Subsidiary” means any Subsidiary of the Company that is organized under the laws of the United States of America or any State thereof or the District of Columbia.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount not in excess of an amount equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

“Excluded Subsidiary” means a Receivables Entity or Captive Insurance Entity.

“GAAP” means generally accepted accounting principles in the United States of America, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	statements and pronouncements of the Financial Accounting Standards Board;

(3)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(4)	the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guaranty Agreement” means a supplemental indenture, in the form provided for in the Indenture, pursuant to which a Subsidiary Guarantor guarantees payment of the Company’s obligations with respect to the Notes.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	any obligation for money borrowed and every obligation evidenced by a bond, note, debenture or similar instrument; and

(2)	all obligations of the type referred to in clause (1) of other Persons which are guaranteed as to payment of principal or interest by such Person.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include August 14, 2005.

“Issue Date” means the date on which the outstanding Notes were originally issued.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“LIBOR”, with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the

London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Merger” means the merger of Yankee II LLC with and into USF pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger by and among the Company, Yankee II LLC and USF dated as of February 27, 2005, as amended as of May 1, 2005, and as it may be further amended or otherwise modified, and in effect.

“Officer” means the Chairman of the Board, the President, the Chief Financial Officer, any Senior Vice President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company or any of its Subsidiaries in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its other Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitizations involving Receivables.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account”, “chattel paper”, “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly Owned Subsidiary (or another Person in which the Company or any of its other Subsidiaries makes an investment and to which the Company or any of its other Subsidiaries transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors (as provided below) as a Receivables Entity:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(A)	is guaranteed by the Company or any of its other Subsidiaries (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(B)	is recourse to or obligates the Company or any of its other Subsidiaries in any way other than pursuant to Standard Securitization Undertakings; or

(C)	subjects any property or asset of the Company or any of its other Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which neither the Company nor any of its other Subsidiaries has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3)	to which neither the Company nor any of its other Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into among the Company, the Subsidiary Guarantors and the initial purchasers of the Notes.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Roadway” means Roadway LLC, a Delaware limited liability company, and its successors.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Domestic Subsidiary” means any Significant Subsidiary that is a Domestic Subsidiary.

“Significant Subsidiary” means each of Roadway, YTI, USF and, at the relevant time of determination, any other Subsidiary of the Company that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC; provided, however, that a Person will be a Significant Subsidiary only so long as it is a Subsidiary of the Company.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any of its Subsidiaries which are reasonably customary in securitization of Receivables transactions.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture; provided, however, that a Person will be a Subsidiary Guarantor only so long as it guarantees payment of the Notes.

“Subsidiary Guaranty” means a guarantee by a Subsidiary Guarantor of payment of the Company’s obligations with respect to the Notes.

“Trustee” means SunTrust Bank until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trust Officer” means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

“USF” means USF Corporation, a Delaware corporation, and its successors.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Subsidiary of the Company, all of the Capital Stock of which (other than directors’ qualifying or similar shares) is owned by the Company or another Wholly Owned Subsidiary.

“YTI” means Yellow Transportation, Inc., an Indiana corporation, and its successors.

Registered Exchange Offer; Registration Rights

We have agreed pursuant to the Registration Rights Agreement that we will, subject to certain exceptions,

(1)	within 90 days after the Issue Date, file the registration statement of which this prospectus is a part (the “Exchange Offer Registration Statement”) with the SEC with respect to this registered offer (the “Registered Exchange Offer”) to exchange the Notes for new notes of the Company (the “Exchange Notes”) having terms substantially identical in all material respects to the Notes (except that the Exchange Notes will not contain terms with respect to payments of additional interest described below or transfer restrictions);

(2)	use our reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the Issue Date;

(3)	as soon as practicable after the effectiveness of the Exchange Offer Registration Statement (the “Effectiveness Date”), unless the Registered Exchange Offer would not be permitted by applicable law or SEC policy, offer the Exchange Notes in exchange for surrender of the Notes; and

(4)	keep the Registered Exchange Offer open for not less than 20 Business Days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the Holders of the Notes.

For each Note validly tendered to us and not withdrawn pursuant to this Registered Exchange Offer, we will issue to the Holder of such Note an Exchange Note having a principal amount equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Note surrendered in exchange therefor, or, if no interest has been paid on such Note, from the Issue Date.

Under existing SEC interpretations, the Exchange Notes will in general be freely transferable by Holders (other than our affiliates) after the Registered Exchange Offer without further registration under the Securities Act, except that broker–dealers (“Participating Broker–Dealers”) receiving Exchange Notes in the Registered Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that Participating Broker–Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement.

Under the Registration Rights Agreement, the Company is required to allow Participating Broker–Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for 180 days following the effective date of such Exchange Offer Registration Statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

Each Holder of Notes (other than certain specified Holders) who wishes to exchange such Notes for Exchange Notes in the Registered Exchange Offer will be required to represent, among other things, that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes, that if such Holder is not a Participating Broker-Dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes, and that it is not an “affiliate” of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

However, if:

(w)	applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer; or

(x)	for any other reason we do not consummate the Registered Exchange Offer within 240 days after the Issue Date; or

(y)	an initial purchaser shall notify us following consummation of the Registered Exchange Offer that Notes held by it are not eligible to be exchanged for Exchange Notes in the Registered Exchange Offer; or

(z)	certain Holders are prohibited by law or SEC policy from participating in the Registered Exchange Offer or may not resell the Exchange Notes acquired by them in the Registered Exchange Offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

(1)	promptly file a shelf registration statement (the “Shelf Registration Statement”) with the SEC covering resales of the Notes or such Exchange Notes by Holders or, in the case of clause (y) above, such initial purchaser, as the case may be;

(2)	use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act; and

(3)	keep the Shelf Registration Statement effective until the earliest of (A) the time when the Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c), (e), (f) and (h) of Rule 144, (B) two years from the Issue Date and (C) the date when all Notes covered under the Shelf Registration Statement have been sold pursuant to such registration statement.

We will, if a Shelf Registration Statement is filed, provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A Holder selling such Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such Holder (including certain indemnification obligations).

We may require each Holder requesting to be named as a selling security holder to furnish to us such information regarding the Holder and the distribution of the Notes or Exchange Notes by the Holder as we may from time to time reasonably require for the inclusion of the Holder in the Shelf Registration Statement, including requiring the Holder to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as we may reasonably deem necessary or appropriate. We may refuse to name any Holder as a selling security holder that fails to provide us with such information.

We will pay additional cash interest on the Notes in the applicable instances covered by the following clauses (1) through (5) and, with respect to Exchange Notes for which a Shelf Registration Statement is required pursuant to clause (y) or (z) above, in the applicable instances covered by the following clauses (2), (4) and (5), as the case may be, subject to certain exceptions,

(1)	if the Company fails to file an Exchange Offer Registration Statement with the SEC on or prior to the 90th day after the Issue Date,

(2)	if the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 180th day after the Issue Date or, if obligated to file a Shelf Registration Statement, a Shelf Registration Statement is not declared effective by the SEC on or prior to the 180th day after the date we are required to file such Shelf Registration Statement,

(3)	if the Exchange Offer is not consummated on or before the 240th day after the Exchange Offer Registration Statement is declared effective,

(4)	if obligated to file the Shelf Registration Statement, the Company fails to file the Shelf Registration Statement with the SEC on or prior to the 90th day (the “Shelf Filing Date”) after the date on which the obligation to file a Shelf Registration Statement arises, or

(5)	after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (5), a “Registration Default”);

from and including the date on which any such Registration Default shall occur to but excluding the date on which such Registration Default is no longer in effect.

The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence and during the continuance of such Registration Default, which rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period during which such Registration Default continues, up to a maximum additional interest rate of 0.50% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the Notes and such Exchange Notes.

All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to us or the initial purchasers.

The Notes and the Exchange Notes will be considered collectively to be a single class for all purposes under the Indenture governing the Notes, including, without limitation, waivers, amendments and offers to purchase notes, and for purposes of the provisions described under the caption “Description of the Exchange Notes” all references therein to “Notes” shall be deemed to refer collectively to Notes and any Exchange Notes, unless the context otherwise requires.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Description of Existing Yellow Roadway Corporation Indebtedness

Revolving Credit Facility

On May 19, 2005, we amended and restated our Revolving Credit Facility to provide a revolving loan up to the maximum limit of $850 million offset by any letters of credit outstanding. The revolving loan allows for tranches denominated in foreign currencies, including a $25 million Canadian dollar tranche and a $10 million euro/pound sterling tranche. Any borrowings under the foreign denominated tranches reduce the available borrowings under the total facility.

The interest rate on the Revolving Credit Facility is based on the London inter-bank offer rate (“LIBOR”) plus a fixed spread. We are also required to pay certain commitment fees on the total capacity and the fixed spread plus fronting fees related to the outstanding letters of credit. In accordance with the terms of the agreement, we must comply with certain financial covenants primarily relating to our leverage ratio, fixed charges coverage ratio and minimum net worth.

As of March 31, 2005, we were not drawn on the Revolving Credit Facility (which had a maximum limit of $500 million as of such date) but had issued certain letters of credit which serve primarily as collateral for our self-insurance programs, mainly in the areas of workers’ compensation, property damage and liability claims. Collateral requirements for letters of credit and surety bonds, an alternative form of self-insurance collateral, fluctuate over time with general conditions in the insurance market. In conjunction with the refinancing, we wrote off $18.3 million of deferred debt issuance costs associated with the Revolving Credit Facility. We incurred approximately $2.0 million of costs associated with the Revolving Credit Facility which have been capitalized and will be recognized over the debt term. The Revolving Credit Facility matures in September 2009.

Asset Backed Securitization Facility

Our ABS Facility provides us with additional liquidity and lower borrowing costs through access to the asset-backed commercial paper market. By using the ABS Facility, we obtain a variable rate based on the A1/P1 commercial paper rate, plus a fixed increment for utilization. We also pay certain administration fees that are paid regardless of borrowings. The ABS Facility allows us to transfer an ongoing pool of receivables to a conduit administered by an independent financial institution (“the conduit”). The ABS Facility, which was amended and restated on May 24, 2005, involves receivables of Yellow Transportation, Roadway Express, USF Holland Inc. and USF Reddaway Inc. and has a limit of $650 million. Under the terms of the agreement, Yellow Transportation, Roadway Express, USF Holland and USF Reddaway provide servicing of the receivables and retain the associated collection risks. As of March 31, 2005 no amounts were outstanding under the ABS Facility.

The ABS Facility is operated by Yellow Roadway Receivables Funding Corporation (“YRRFC”), a special purpose entity and wholly owned subsidiary of Yellow Roadway. Under the terms of the agreement, we may transfer trade receivables to YRRFC, which is designed to isolate the receivables for bankruptcy purposes. The conduit must purchase from YRRFC an undivided ownership interest in those receivables. The percentage ownership interest in receivables purchased by the conduit may increase or decrease over time, depending on the characteristics of the receivables, including delinquency rates and debtor concentrations.

Contingent Convertible Senior Notes

On August 8, 2003, we issued $200 million in aggregate principal amount of 5.0% contingent convertible senior notes due 2023. On August 15, 2003, we issued an additional $50 million in aggregate principal amount of such notes pursuant to the exercise of the initial purchasers’ over-allotment option. Such notes are convertible upon the occurrence of certain events at a conversion price of $39.24 per share, subject to adjustment. Such notes will mature on August 8, 2023, and we may redeem some or all of such notes at any time on or after August 13, 2010, at a redemption price, payable in cash, of 100% of the principal amount of such notes plus accrued and unpaid interest (including contingent interest, if any). Holders of such notes have the option to require us to purchase their notes at par on August 8, 2010, 2013 and 2018, and upon a change in control of the company.

On November 25, 2003, we issued $150 million in aggregate principal amount of 3.375% contingent convertible senior notes due 2023. Such notes are convertible into shares of Yellow Roadway common stock at a conversion price of $46.00 per share only upon the occurrence of certain other events. Such notes may not be redeemed by us for nine years but are redeemable at any time thereafter at par. Holders of such notes have the option to require us to purchase their notes at par on November 25, 2012, 2015 and 2020, and upon a change in control of the company.

In December 2004, we completed exchange offers pursuant to which holders of the 5% contingent convertible senior notes and the 3.375% contingent convertible senior notes (collectively, the “Existing Notes”) could exchange their Existing Notes for an equal amount of our new 5% net share settled contingent convertible senior notes due 2023 and new 3.375% net share settled contingent convertible senior notes due 2023 (collectively, the “New Notes”), respectively. The New Notes contain a net share settlement feature that, upon conversion, provides for the principal amount of the New Notes to be settled in cash and the excess value to be settled in common stock, as well as an additional change of control feature. The results of the exchange offer included $247.7 million aggregate principal amount of the $250 million of 5% contingent convertible senior notes outstanding and $144.6 million aggregate principal amount of the $150 million of 3.375% contingent convertible senior notes outstanding, representing 99.06% and 96.41%, respectively, of the Existing Notes validly and timely tendered in exchange for an equal principal amount of the New Notes.

As of March 31, 2005, the conversion triggers with respect to the $400 million contingent convertible senior notes had been met. Accordingly, as of March 31, 2005, our note holders had the right, at their option, to convert their notes, in whole or in part, into cash and shares of Yellow Roadway common stock as described above, subject to certain limitations. This conversion option, coupled with our obligation to settle any conversion by remitting to the note holder the accreted value of the note in cash, resulted in the classification of the $400 million contingent convertible senior notes as a current liability on the accompanying consolidated balance sheets as of March 31, 2005. The future balance sheet classification of these liabilities will be monitored at each quarterly reporting date and will be determined based on an analysis of the various conversion rights described above. We believe the likelihood of a note holder presenting its notes for conversion to be remote.

Industrial Development Bonds

We have loan guarantees, mortgages and lease contracts in connection with the issuance of industrial development bonds used to acquire, construct or expand certain terminal facilities. At March 31, 2005, $13.9 million of these bonds were outstanding with rates ranging from 5.0% to 6.1% and with principal payments due through 2010.

8.25% Senior Notes due 2008

As part of the acquisition of Roadway Corporation in December 2003 and by virtue of the merger agreement related thereto, we assumed $225.0 million face value of 8.25% senior notes due in full on December 1, 2008, with interest payments due semi-annually on June 1 and December 1. Such notes were revalued as part of purchase accounting and assigned a fair value of $249.2 million on December 11, 2003. The premium over the face value of such notes is being amortized as a reduction to interest expense over the remaining life of the notes.

8.5% Notes due 2010 and 6.5% Notes due 2009

As part of the acquisition of USF Corporation in May 2005 and by virtue of the merger agreement related thereto, we assumed $250 million face value of notes previously issued by USF as described below.

USF issued guaranteed unsecured notes of $150 million on April 25, 2000 that are due April 15, 2010 and bear interest at 8.5%. The notes are redeemable in whole or part any time before maturity and have no sinking fund requirements.

USF also issued guaranteed unsecured notes of $100 million on May 1, 1999 that are due May 1, 2009 and bear interest at 6.5%. The notes are redeemable in whole or part any time before maturity and have no sinking fund requirements. Based upon USF’s incremental borrowing rates for similar types of borrowing arrangements, the aggregate fair value of both series of the notes at December 31, 2004 was approximately $286 million.

USF’s guaranteed notes are fully and unconditionally guaranteed, on a joint and several basis, on an unsecured senior basis, by substantially all of USF’s direct and indirect domestic subsidiaries. Yellow Roadway will provide a parent guarantee of both series of notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of (1) certain United States federal income tax considerations relevant to holders of the notes who purchased notes in the initial offering at the initial issue price and are U.S. Holders (as defined below) and (2) certain United States federal income tax considerations relevant to holders of the notes who purchased notes in the initial offering at the initial issue price and are Non-U.S. Holders (as defined below). This summary is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and temporary Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. No advance tax ruling has been sought or obtained from the Internal Revenue Service (the “Service”) regarding the U.S. federal income or estate tax consequences of any of the transactions described herein. Accordingly, the Service may challenge some or all of the conclusions set forth herein. If such a challenge occurs, it may be necessary to resort to administrative proceedings or litigation in an effort to sustain such conclusions, and there can be no assurance that such conclusions ultimately will be sustained. This discussion does not address the tax consequences to subsequent purchasers of notes and is limited to purchasers who hold the notes as capital assets, within the meaning of Section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular purchasers in light of their personal circumstances or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or currencies, persons holding notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to market method of accounting for their securities holdings, persons liable for alternative minimum tax, certain U.S. expatriates or holders of notes whose “functional currency” is not the U.S. dollar) or the effect of any applicable state, local or foreign tax law.

If a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner of a partnership holding the notes should consult its tax advisors.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER OF THE NOTES. ADDITIONALLY, THIS DISCUSSION CANNOT BE USED BY ANY HOLDER FOR THE PURPOSE OF AVOIDING TAX PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDER. IF YOU ARE A HOLDER OF THE NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

United States Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for United States federal income tax purposes (a) an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents), (b) a corporation or other entity that is taxable as a corporation and that is created or organized in or under the laws of the United States or any political subdivision thereof, (c) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A “Non-U.S. Holder” is a beneficial owner of notes that is not a U.S. Holder.

Payment of Interest on Notes

It is expected that the notes will not be issued with original issue discount. In such case, interest paid or payable on a note will be taxable to a U.S. Holder as ordinary interest income from domestic sources, generally at the time it is received or accrued, in accordance with such U.S. Holder’s regular method of accounting for United States federal income tax purposes. Our failure to consummate the Registered Exchange Offer or to file or cause to be declared effective the shelf registration statement as described under “Description of the Exchange Notes—Registration Rights; Special Interest” will cause a U.S. Holder to recognize as ordinary income the additional interest payable as a result of such failure when that amount is accrued or paid, in accordance with such U.S. Holder’s regular method of accounting. According to United States Treasury regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a U.S. Holder (or the timing of such recognition) if the likelihood of the change, as of the date the notes are issued, is remote. We believe that the likelihood of a change in the interest rate on the notes is remote and do not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any note.

In certain circumstances, as described under “Description of the Exchange Notes—Repurchase at the Option of Holders; Change of Control” we will become obligated to make payments on the notes in excess of the stated interest and principal. According to United States Treasury regulations, the possibility that any such additional payments will be made will not affect the amount of interest income recognized by a U.S. Holder (or the timing of such recognition) if the likelihood that such payments will be made, as of the date the notes are issued, is remote. We believe that the likelihood that we will be obligated to make any such payments is remote and therefore we do not intend to treat the potential payment of such additional amounts as affecting the yield to maturity on any note.

Sale, Exchange or Retirement of the Notes

Upon the sale, exchange, redemption, retirement at maturity or other disposition of a note, the U.S. Holder generally will recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder, less any principal payments received by such U.S. Holder.

Gain or loss recognized by a U.S. Holder on the disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than one year. Long-term capital gains of individuals generally may be subject to tax at a lower tax rate. The deduction of capital losses is subject to certain limitations. U.S. Holders of notes should consult their tax advisors regarding the treatment of capital gains and losses.

The exchange of a note by a U.S. Holder for an exchange note pursuant to the Registered Exchange Offer should not constitute a taxable exchange. Accordingly, there should be no United States federal income tax consequences to holders who exchange notes for exchange notes pursuant to the Exchange Offer Registration Statement, and any such holder should have the same adjusted tax basis and holding period in the exchange notes as such holder had in the notes immediately before the exchange. Under existing Treasury regulations relating to modifications and exchanges of debt instruments, any increase in the interest rate of the notes resulting from the Registered Exchange Offer not being consummated, or a shelf registration statement not being declared effective, should not be treated as a taxable exchange, as such change in interest rate would occur pursuant to the original terms of the notes.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements may apply to certain payments (“reportable payments”) of principal, premium, if any, and interest on a note to a U.S. Holder, and to proceeds paid to a U.S. Holder from the sale or redemption of a note before maturity. We, our agent, a broker, the Trustee or any paying agent, as the case may be, will be required to deduct and withhold the applicable tax from any reportable payment that is subject to backup withholding tax, if, among other things, a U.S. Holder fails to furnish his taxpayer identification number (social security or employer identification number), certify that such number is correct, certify that such holder is not subject to backup withholding or otherwise comply with the applicable requirements of the backup withholding rules. Certain holders, including all corporations and financial institutions, are not subject to backup withholding and reporting requirements. Any amounts withheld under the backup withholding rules from a reportable payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s United States federal income tax and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the Service.

The amount of any reportable payments, including interest, made to the record U.S. Holders of notes (other than to holders that are exempt recipients) and the amount of tax withheld, if any, with respect to such payments will be reported to such U.S. Holders and to the Service for each calendar year.

United States Federal Income Taxation of Non-U.S. Holders

The following discussion is a summary of certain United States federal income tax and estate tax consequences to a Non-U.S. Holder that holds a note.

Payment of Interest on Notes

In general, no United States federal withholding tax under Sections 1441 and 1442 of the Code will be imposed with respect to the payment by us or our paying agent of principal, premium, if any, or interest on a note owned by an Non-U.S. Holder (the “Portfolio Interest Exception”), provided that (1) the Non-U.S. Holder or the Financial Institution holding the note on behalf of the Non-U.S. Holder provides a statement, which may be provided on IRS Form W-8BEN, IRS Form W-8EXP, or IRS Form W-8IMY, as applicable (an “Owner’s Statement”), to us, our paying agent or the person who would otherwise be required to withhold tax, certifying, under penalties of perjury, that such Non-U.S. Holder is not a United States person and providing the name and address of the Non-U.S. Holder, (2) such interest is treated as not effectively connected with the Non-U.S. Holder’s United States trade or business, (3) such interest payments are not made to a Non-U.S. Holder within a foreign country that the Internal Revenue Service has listed on a list of countries having provisions inadequate to prevent United States tax evasion, (4) interest payable with respect to the notes is not deemed contingent interest within the meaning of the portfolio debt provisions, (5) such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (6) such Non-U.S. Holder is not a controlled foreign corporation within the meaning of Section 957 of the Code that is related to us within the meaning of Section 864(d)(4) of the Code, and (7) the beneficial owner is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code. As used herein, the term “Financial Institution” means a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business that holds a note on behalf of the owner of the note.

A Non-U.S. Holder who does not qualify for the Portfolio Interest Exception would, under current law, generally be subject to United States federal withholding tax at a flat rate of 30% (or lower applicable treaty rate) on interest payments. However, a Non-U.S. Holder will not be subject to the 30% withholding tax if such Non-U.S. Holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of a tax treaty, or (2) IRS Form W-8ECI (or substitute form) stating that the interest paid on the notes is not subject to withholding tax because it is effectively connected with the beneficial owner’s conduct of a trade or business in the United States.

Sale, Exchange or Retirement of the Notes

In general, gain recognized by a Non-U.S. Holder upon the redemption, retirement, sale, exchange or other disposition of a note will not be subject to United States federal income tax unless such gain or loss is effectively connected with a trade or business in the United States of such Non-U.S. Holder (and, if an income tax treaty applies, such gain is attributable to a U.S. “permanent establishment” maintained by the Non-U.S. Holder). However, a Non-U.S. Holder may be subject to United States federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on any such gain if the Non-U.S. Holder is an individual deemed to be present in the United States for 183 days or more during the taxable year of the disposition of the note and certain other requirements are met.

If a Non-U.S. Holder is engaged in a trade or business in the United States and if interest or gain on a note is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, such interest or gain is attributable to a U.S. “permanent establishment” maintained by the Non-U.S. Holder), the Non-U.S. Holder, although exempt from United States federal withholding tax as discussed above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if the holder were a U.S. Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or applicable lower tax treaty rate, of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest and gain on a note will be included in such foreign corporation’s effectively connected earnings and profits.

Backup Withholding and Information Reporting

Backup withholding and information reporting requirements generally do not apply to payments of principal and interest made by us or a paying agent to a Non-U.S. Holder if the Owner’s Statement described above is received, provided that the payor does not have actual knowledge that the holder is a U.S. Holder. If any payments of principal and interest are made to the beneficial owner of a note by or through the foreign office of a foreign custodian, foreign nominee, broker (as defined in applicable Treasury regulations), or other foreign agent of such beneficial owner, backup withholding and information reporting also will not apply, assuming the applicable Owner’s Statement described above is received (and the payor does not have actual knowledge that the beneficial owner is a United States person) or the beneficial owner otherwise establishes an exemption. Information reporting requirements (but not backup withholding) may apply, however, to a payment by a foreign office of such a custodian, nominee, broker or agent that is (1) a United States person, (2) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or a foreign partnership that is engaged in a trade or business in the United States, or (4) a controlled foreign corporation within the meaning of Section 957 of the Code unless the holder is a Non-U.S. Holder and certain other conditions are met or the holder otherwise establishes an exemption. Payment of principal and interest on a note to a Non-U.S. Holder by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the Owner’s Statement described above (and the payor does not have actual knowledge that the beneficial owner is a United States person) or otherwise establishes an exemption.

BOOK-ENTRY, DELIVERY AND FORM

The outstanding Notes were offered and sold to qualified institutional buyers (“QIBs”) in reliance on Rule 144A under the Securities Act (“Rule 144A Notes”). The outstanding Notes were also eligible for offer and sale in reliance on Regulation S (“Regulation S Notes”). Such outstanding Notes may be transferred to certain institutional “accredited investors” in the secondary market (“IAI Notes”).

Rule 144A Notes initially were represented by one global note in registered form without interest coupons (the “Rule 144A Global Note”). Regulation S Notes initially were represented by one global note in registered, global form without interest coupons (collectively, the “Regulation S Global Note”). IAI Notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, the “IAI Global Note”). The exchange Notes initially will be issued in the form of one or more global notes (collectively, the “Registered Global Note”) and, except as set forth below, notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The Rule 144A Global Note, the IAI Global Note, the Regulation S Global Note and the Registered Global Note are collectively referred to herein as the “Global Notes”. The Global Notes have been, or will be upon issuance, deposited with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes”.

The Global Notes will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Transfer Restrictions”. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Bank, S.A./N.V., as operator of the Euroclear Systems (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Investors in the Global Notes who are not participants in DTC’s system may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in such system. Euroclear and Clearstream will hold any interests in the Global Notes on behalf of these participants through their respective depositories, which in turn will hold such interests on the books of DTC. All interests in a Global Note, including any held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Any interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes whatsoever. Consequently, neither the Company nor the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect or accuracy of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, unless DTC has reason to believe it will not receive payment on such payment date, in amounts proportionate to their respective interests in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Except for trades involving only Euroclear and Clearstream participants, secondary market trading activity in interests in the Global Notes will settle in same-day funds, subject in all cases to the rules and procedures of DTC and the participants. Transfers between accountholders in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to the transfer restrictions set forth under “Transfer Restrictions”, transfers between accountholders in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds. Subject to compliance with the transfer restrictions applicable to the Notes described under “Transfer Restrictions”, cross-market transfers between the accountholders in DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream accountholders, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depository to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream accountholders may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream accountholder purchasing an interest in a Global Note from an accountholder in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream accountholder to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if any of the events described under “—Exchange of Global Notes for Certificated Notes” occurs, DTC reserves the right to exchange the Global Notes for Notes in certificated form and to distribute such Notes to its participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes between and among accountholders in DTC and accountholders of Euroclear and Clearstream, they are under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for a definitive note in registered certificated form (a “Certificated Note”) if:

(1)	DTC (A) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, we fail to appoint a successor depositary within 90 days after our receipt of any such notice; or

(2)	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions”, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Exchanges Among Global Notes

Beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in the corresponding Rule 144A Global Note or the corresponding IAI Global Note only after the expiration of the period through and including the 40th day after the later of the commencement of this offering and the issue date (the “Distribution Compliance Period”), and then only upon certification in form and substance reasonably satisfactory to the Trustee that, among other things, in the case of an exchange for an interest in a Rule 144A Global Note, that such transfer is being made to a Person whom the transferor reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A or pursuant to another exemption from the registration requirements under the Securities Act which is accompanied by an opinion of counsel regarding the availability of such exemption, or in the case of an exchange for an interest in an IAI Global Note, that such transfer is being made to an “accredited investor” under the Securities Act that is an institutional “accredited investor” acquiring the securities for its own account or for the account of an institutional “accredited investor” or pursuant to another exemption from the registration requirements under the Securities Act which is accompanied by an opinion of counsel regarding the availability of such exemption, and in either such case, such transfer is being made in accordance with all applicable securities laws of any state of the United States or any other jurisdiction.

Beneficial interests in the Rule 144A Global Note or an IAI Global Note may be transferred to a Person who takes delivery in the form of an interest in the corresponding Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form and substance provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 under the Securities Act (if available).

Beneficial interests in the Rule 144A Global Note may be exchanged for a beneficial interest in the corresponding IAI Global Note only upon certification in a form and substance reasonably satisfactory to the Trustee that, among other things, (i) the beneficial interest in such Rule 144A Global Note is being transferred to an “accredited investor” under the Securities Act that is an institutional “accredited investor” acquiring the securities for its own account or for the account of an institutional “accredited investor” and (ii) such transfer is being made in accordance with all applicable securities laws of the States of the United States of America and other jurisdictions. Beneficial interest in the IAI Global Note may be exchanged for a beneficial interest in the corresponding Rule 144A Global Note only upon certification in form and substance reasonably satisfactory to the Trustee that, among other things, such transfer is being made to a Person whom the transferor reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A and in accordance with all applicable securities laws of any state of the United States or any other jurisdiction.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes, the IAI Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by DTC through the DTC Deposit/Withdraw at Custodian system (“DWAC”). Accordingly, in connection with any such transfer, upon notice from DTC through the DWAC System, appropriate adjustments will be made to reflect the changes in the principal amounts of the Regulation S Global Note, the IAI Global Note and the Rule 144A Global Note, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in such other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest.

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of this exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. We have agreed to pay all expenses incurred by us or at our discretion in connection with the performance of our obligations relating to this exchange offer (but not including any commissions or concessions of any brokers or dealers) and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters relating to the exchange notes and the guarantees offered by this prospectus will be passed upon for the company by Fulbright & Jaworski L.L.P.

EXPERTS

The consolidated financial statements and schedule of Yellow Roadway as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been incorporated in this prospectus by reference to Yellow Roadway’s Annual Report on Form 10-K, in reliance on the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of USF Corporation and subsidiaries as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 incorporated in this prospectus by reference to Yellow Roadway’s Current Report on Form 8-K filed on May 26, 2005 and as amended on June 21, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs related to (i) a change in the company’s revenue recognition methodology and (ii) the adoption of Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.